                                                                   Exhibit 99.1

Selected Financial Data

The following selected financial data with respect to the Company should be read in conjunction with the Company's Consolidated Financial Statements which are included in this Annual Report.


                                                                                 For Years Ended             For the Period from
                                                                                   December 31,                   May 1, 1998 to
                                                                --------------------------------------------        December 31,
                                                                      2001             2000             1999                1998/1/
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share amounts)
Operating Data
   Rental income                                                $  183,329       $  228,569       $  224,405          $  147,136
   Gain on sale of Kindred common stock                             15,425               --               --                  --
   General and administrative and other expenses                    14,902           20,781           21,566               5,697
   United States Settlement                                             --           96,493               --                  --
   Interest expense                                                 86,175           93,570           87,124              58,337
   Interest on United States Settlement                              4,592               --               --                  --
   Loss on uncollectible amounts due from tenants                       --           47,394           33,829                  --
   Discontinued operations                                             681            1,283            1,673               1,503
   Income (loss) before extraordinary charge                        51,888          (61,245)          42,535              34,809
   Net income (loss)                                                50,566          (65,452)          42,535              26,758
Per Share Data
   Income (loss) per common share before discontinued
    operations and extraordinary loss, Basic                    $     0.75       $    (0.92)      $     0.60          $     0.49
   Net income (loss) per common share, Basic                          0.74            (0.96)            0.63                0.39
   Net income (loss) per common share, Diluted                        0.73            (0.96)            0.63                0.39
   Dividends declared per common share                                0.92             0.91             0.39                  --
Other Data
   Net cash provided by operating activities                    $   79,893       $   85,338       $  103,580          $   86,757
   Net cash provided by (used in) investing activities               2,760            5,359              371                (908)
   Net cash provided by (used in) financing activities            (151,458)        (142,890)          35,305             (85,511)
   FFO/2/                                                           93,502           76,479           85,023              84,660
   Normalized FFO, excluding gain on Kindred common stock/3/        78,077           76,479           85,023              84,660
   Weighted average shares outstanding, Basic                       68,409           68,010           67,754              67,681
   Weighted average shares outstanding, Diluted                     69,363           68,131           67,989              67,865
Balance Sheet Data
   Real estate investments, net                                 $  806,336       $  848,545       $  894,791          $  939,460
   Cash and cash equivalents                                        18,596           87,401          139,594                 338
   Kindred common stock                                             55,118               --               --                  --
   Total assets                                                    941,859          981,145        1,071,199             959,706
   Notes payable and other debt                                    848,368          886,385          974,247             931,127
   United States Settlement                                         54,747           96,493               --                  --
   Stockholders' Equity (deficit)/4/                               (91,074)        (117,514)           8,345              (9,009)

1 As a result of the May 1, 1998 spin-off, the Company is deemed to have commenced operations on May 1, 1998.

2 The Company considers funds from operations ("FFO") an appropriate measure of performance of an equity REIT and the Company uses the National Association of Real Estate Investment Trusts' ("NAREIT") definition of FFO. NAREIT defines FFO as net income (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is FFO indicative of sufficient cash flow to fund all of the Company's needs.

3    Normalized FFO in 2001 excludes the gain on sale of Kindred common stock.

     FFO                                                                $93,502
     Gain on Sale of Kindred Common Stock                               (15,425)
     --------------------------------------------------------------------------
                                                                        $78,077
     ==========================================================================

4 2001 includes $17.5 million cumulative increase from a change in accounting for derivatives.

Capital Stock Information

Stock Trading Symbol - VTR

Stock Exchange Listing
The Company's Common Stock, $0.25 par value, is listed and traded on the New York Stock Exchange.

Stockholders
As of March 15, 2002, there were 69,062,380 shares of Common Stock outstanding and approximately 4,361 stockholders of record.

Stock Performance
The prices in the table below for the calendar quarters indicated since the first quarter of 2000 represent the high and low sales prices for the Common Stock as reported on the NYSE.

                                                     Sales Price of Common Stock
--------------------------------------------------------------------------------
Calendar Quarter                                               High          Low
--------------------------------------------------------------------------------
First Quarter 2000                                             4.25       2.6875
Second Quarter 2000                                            4.25        3.125
Third Quarter 2000                                           5.8125         3.25
Fourth Quarter 2000                                            5.75       4.3125

--------------------------------------------------------------------------------
First Quarter 2001                                             8.62      5.5625
Second Quarter 2001                                           11.02        8.50
Third Quarter 2001                                            12.85       10.14
Fourth Quarter 2001                                           12.80       10.75
--------------------------------------------------------------------------------

Dividend Policy
Cash dividends of $0.29 per share were paid in the first quarter of 2001 for the 2000 tax year. Aggregate dividends of $0.92 per share were paid for the 2001 tax year. A cash dividend of $0.22 per share was paid in the second, third and fourth quarters of 2001 for the 2001 tax year. Dividends of $0.26 per share were paid in the first quarter of 2002 for the 2001 tax year through a distribution of approximately $824,000 in cash and 334,886 shares of common stock that the Company owned in its primary tenant, Kindred Healthcare, Inc. ("Kindred").

As previously announced, we expect to pay total dividends to our stockholders for 2002 of $0.95 per share, consistent with our intention to distribute 90% or more of our taxable net income to our stockholders (the "Distribution Policy"). We expect dividends will be paid quarterly, in cash, although we reserve the right to pay dividends by distributing a combination of cash and other property or securities, including Kindred common stock. A number of factors are considered by our Board of Directors when making the final determination regarding the frequency and amount of our dividends. Therefore, there can be no assurance that we will maintain this Distribution Policy or that our ability to pay dividends will not be limited by the terms of our Credit Agreement (as defined below). See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements. Please refer to our Cautionary Statements contained elsewhere in this Annual Report and the Risk Factors in our Form 10-K for the fiscal year ended December 31, 2001, for a description of other factors that may affect our Distribution Policy.

Beginning with the first quarterly dividend for 2002, Ventas stockholders may reinvest all or a portion of any cash distribution on their shares of Ventas Common Stock by participating in the Company's Dividend Reinvestment and Stock Purchase Plan.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. This discussion should be read in conjunction with our Consolidated Financial Statements and the notes thereto.

Cautionary Statements

This Annual Report includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Ventas and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission (the "Commission"). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred and certain of its affiliates to continue to meet and/or honor its obligations under its contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements (the "Spin Agreements") entered into by the Company and Kindred at the time of the Company's spin-off of Kindred on May 1, 1998 (the "1998 Spin Off") as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001 (the "Kindred Effective Date"), (b) the ability and willingness of Kindred to continue to meet and/or honor its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of the Company's interest rate swap agreements and the ability of the Company to satisfy its obligation under one of these agreements to post cash collateral if required to do so, (m) the ability and willingness of Atria, Inc. ("Atria") to continue to meet and honor its contractual arrangements with the Company and Ventas Realty entered into connection with the Company's spin-off of its assisted living operations and related assets and liabilities to Atria in August 1996, (n) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, including without limitation, the Company's failure to qualify as a REIT due to its ownership of Kindred common stock, (o) the outcome of the audit being conducted by the Internal Revenue Service for the Company's tax years ended December 31, 1997 and 1998, (p) final determination of the Company's taxable net income for the year ended December 31, 2001, (q) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants and (r) the limitations on the ability of the Company to sell, transfer or otherwise dispose of its common stock in Kindred arising out of the securities laws and the registration rights agreement the Company entered into with Kindred and certain of the holders of the Kindred common stock. Many of such factors are beyond the control of the Company and its management.

Introduction to Our Business

The Company owns a geographically diverse portfolio of healthcare related facilities, including hospitals, nursing facilities and personal care facilities, that it leases to third parties. Substantially all of the Company's revenues are derived from five master leases with Kindred (the "Master Leases"). As a result, the Company's financial condition and results of operations are dependent on the financial condition and results of operations of Kindred, which emerged from bankruptcy in April of 2001.

The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with the tax year ended December 31, 1999. As a result, for so long as Ventas continues to satisfy the requirements for qualification as a REIT, including the distribution of 90% of taxable net income to its stockholders, it will not be subject to federal income taxation on the income so distributed.

Portfolio Overview
The following information as of December 31, 2001 provides an overview of the Company's portfolio of healthcare properties, which primarily includes skilled nursing facilities and hospitals operated by Kindred. See "Note 4 - Concentration of Credit Risk" to the Consolidated Financial Statements.


Year ended December 31, 2001
---------------------------------------------------------------------------------------------

                                       Number of    Number of           2001       Percent of
Portfolio by Type                     Properties         Beds     Revenue(a)       Revenue(a)
---------------------------------------------------------------------------------------------
(In thousands)
Skilled Nursing Facilities                   216       27,952      $ 119,416               65%
Hospitals                                     44        4,033         64,957               35
Personal Care Facilities                       8          136            779               --
---------------------------------------------------------------------------------------------
   Total                                     268       32,121      $ 185,152              100%
=============================================================================================

(a) Includes (i) revenue of $1.7 million related to the amortization of deferred revenue recorded as a result of Ventas Realty's receipt of Kindred common stock and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rents under the leases with Kindred, (ii) $0.2 million from subleases under the Master Leases, (iii) four months of Kindred revenue under the stipulation entered into in connection with Kindred's bankruptcy (the "Rent Stipulation") and (iv) $1.8 million of revenue from discontinued operations.

Year ended December 31, 2001
--------------------------------------------------------------------------------
                                                        Percent of    Investment
Portfolio by Type                    Investment         Investment       Per Bed
--------------------------------------------------------------------------------
(In thousands)
Skilled Nursing Facilities           $ 827,539                  70%         $ 30
Hospitals                              341,162                  29            85
Personal Care Facilities                 7,137                   1            53
---------------------------------------------------------------------
   Total                           $ 1,175,838                 100%         $ 37
=====================================================================

Year ended December 31, 2001
-------------------------------------------------------------------------------
(In thousands)
Portfolio by Operator/Tenant                            Revenue      Percentage
-------------------------------------------------------------------------------
Kindred(a)                                              $ 182,854          98.8%
Other                                                       2,298           1.2
-------------------------------------------------------------------------------
   Total                                                $ 185,152         100.0%
===============================================================================

For the period from January 1, 2001 through April 30, 2001, the Company reported revenue equal to the amount of rent actually paid by Kindred under the Rent Stipulation. The Company included in its revenue computation for the period from May 1, 2001 through December 31, 2001 the amount due and payable under the Master Leases for that period.

The adjusted revenue shown in the tables below (the "Adjusted Revenue") reflects the rent due and payable under the Master Leases as of December 31, 2001 for a full contract year, or May 1, 2001 through April 30, 2002.

                                                         Adjusted
(In thousands)                                            Revenue    Percentage
-------------------------------------------------------------------------------
Skilled Nursing Facilities                              $ 124,444            67%
Hospitals                                                  60,468            33%
Personal Care Facilities                                      779            --
-------------------------------------------------------------------------------
   Total                                                $ 185,691           100%
===============================================================================

The Company's portfolio is broadly diversified by geographic location with rental revenues from facilities with only one state comprising more than ten percent of the Company's rental revenues.

     (In thousands)      Year Ended December 31, 2001           Adjusted
                         ----------------------------        --------------
Portfolio State          Revenue(a)     Percentage       Revenue     Percentage
-------------------------------------------------------------------------------
1.   California           $  18,486           10.1     $  21,245           11.4
2.   Florida                 17,610            9.5        17,481            9.4
3.   Massachusetts           16,623            9.0        17,366            9.4
4.   Indiana                 13,324            7.1        13,594            7.3
5.   North Carolina          10,454            5.6         9,376            5.0
6.   Kentucky                10,363            5.6        10,830            5.8
7.   Illinois                 8,906            4.8         8,487            4.6
8.   Wisconsin                8,530            4.6         7,081            3.8
9.   Texas                    7,989            4.3         7,216            3.9
10.  Ohio                     6,993            3.8         7,003            3.8
Other (26 states)            65,874           35.6        66,012           35.6
-------------------------------------------------------------------------------
                          $ 185,152          100.0     $ 185,691          100.0
===============================================================================

(a) Includes (i) revenue of $1.7 million related to the amortization of deferred revenue recorded as a result of Ventas Realty's receipt of Kindred common stock and the amortization of the deferred revenue recorded from the receipt of $4.5 million of additional future rents under the leases with Kindred, (ii) $0.2 million from subleases under the Master Leases, (iii) four months of Kindred revenue under the Rent Stipulation and (iv) $1.8 million of revenue from discontinued operations.

In addition to the diversification of lease rental revenues from the geographic diversification of the portfolio, the majority of the Company's facilities are located in states that have certificate of need ("CON") requirements. Certain states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. A CON, which is issued by governmental agencies with jurisdiction over healthcare facilities, is at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The CON rules and regulations may restrict an operator's ability to expand the Company's properties in certain circumstances.

                                       Revenue Percentage for the Year Ended
                                                December 31, 2001                        Adjusted Revenue
------------------------------------------------------------------------------  -----------------------------------
                                          Skilled                                   Skilled
                                          Nursing                                   Nursing
Certificate of Need States             Facilities        Hospitals      Total    Facilities  Hospitals        Total
------------------------------------------------------------------------------  -----------------------------------
States with CON Requirement                  72.5%            54.7%      66.0%         72.3%      52.4%        65.5%
States without CON Requirement               27.5             45.3       34.0          27.7       47.6         34.5
------------------------------------------------------------------------------  -----------------------------------
                                           100.0%            100.0%     100.0%        100.0%     100.0%       100.0%
==============================================================================  ===================================

Results of Operations

The Company elected to qualify as a REIT for federal income tax purposes for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to continue to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for federal income tax purposes for the year ended December 31, 2002 and subsequent years. It is possible that economic, market, legal tax or other considerations may cause the Company to fail, or elect not to, continue to qualify as a REIT. The Company's failure to continue to qualify as a REIT could have a material adverse effect on the business, financial condition, results of operations and liquidity of the Company, on the Company's ability to service its indebtedness and other obligations and on the Company's ability to make distributions to its stockholders as required to continue to qualify as a REIT (a "Material Adverse Effect").

Effective January 1, 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed of or are classified as held for sale. During the nine months ended September 30, 2002, the Company disposed of a 125 licensed bed skilled nursing facility located in Las Vegas, Nevada and a 164 licensed bed hospital facility located in Arlington, Virginia. The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for each of the three years in the period ended December 31, 2001 included herein.

Years ended December 31, 2001 and December 31, 2000

Net of total write-offs, rental revenue increased $2.1 million in 2001 compared to 2000. Rental income for the year ended December 31, 2001 was $183.3 million, of which $181.1 million (98.8%) resulted from leases with Kindred. The rental income from Kindred includes $1.7 million related to the amortization of deferred revenue recorded as a result of Ventas Realty's receipt of the Kindred common stock and the $4.5 million of additional future rent under the Amended Master Leases. Net rental income for the year ended December 31, 2000 was $181.2 million, of which $178.4 million (98.5%) resulted from leases with Kindred. In 2000, the outcome of the Kindred bankruptcy was uncertain, and the difference between the rent provided for in the five master leases in effect at that time (the "Prior Master Leases") and rent actually received from Kindred was written off to uncollectible rent expense. Kindred's plan of reorganization (the "Kindred Reorganization Plan") terminated the Company's right to the payment of the difference between rent required to be paid under the terms of the Prior Master Leases and the rent received by the Company after the date that Kindred filed for protection under chapter 11 of title 11 of the Bankruptcy Code (the "Bankruptcy Code") and prior to the beginning of the month immediately following the Kindred Effective Date. As a result, for the period from January 1, 2001 through April 30, 2001, the Company recorded revenue equal to the amount actually paid by Kindred under the Rent Stipulation. The Company included in its revenue computation for the period May 1, 2001 through December 31, 2001 the amount of rent due and payable under the Master Leases for that period.

Interest and other income totaled approximately $4.0 million and $9.5 million for the years ended December 31, 2001 and 2000, respectively. The decrease in interest was primarily the result of lower cash balances during the year as well as reduced market interest rates.

Expenses totaled $149.2 million for the year ended December 31, 2001 and included $41.8 million of depreciation expense on real estate assets, $86.2 million of interest on the Credit Agreement and other debt and $4.6 million interest on the settlement of certain claims with the United States under the Kindred Reorganization Plan (the "United States Settlement"). For the year ended December 31, 2000 expenses totaled $301.5 million and included $42.0 million of depreciation expense on real estate assets and $93.6 million of interest on the Credit Agreement and other debt. The $152.3 million decrease in expenses in 2001 was due primarily to (a) a charge in 2000 of $96.5 million related to the United States Settlement, (b) a charge to earnings in 2000 of $47.4 million for unpaid rent from tenants, which primarily includes the difference between the minimum monthly base rent that would have been due under the terms of the Prior Master Leases and the base rent that was paid under the terms of the rent stipulation entered into in connection with the Kindred bankruptcy, (c) decreased interest expense and (d) decreased professional fees.

In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company will pay $103.6 million to the federal government, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge for the United States Settlement was discounted for accounting purposes based on an imputed borrowing rate of 10.75%.

Professional fees totaled approximately $4.7 million for the year ended December 31, 2001, as compared to $10.8 million for the year ended December 31, 2000. The decrease relates primarily to the reduction in professional fees incurred as a result of Kindred's emergence from bankruptcy. See "Note 4 - Concentration of Credit Risk" and "Note 9 - Transactions with Kindred" to the Consolidated Financial Statements.

Interest expense, excluding the interest on the United States Settlement, decreased $7.4 million to $86.2 million for the year ended December 31, 2001 from $93.6 million for the year ended December 31, 2000. The decrease is primarily a result of reduced principal, reduced amortization of deferred financing fees and the favorable impact in the first quarter of 2001 of timing differences in the rate setting under the Company's interest rate swap agreement and the Credit Agreement. See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements. For the year ended December 31, 2001, interest expense includes a $13.8 million payment on the 1998 Swap Agreement (as defined below). For the year ended December 31, 2000, the Company received payments of $4.3 million related to the 1998 Swap, which offset interest expense.

The Internal Revenue Service is currently reviewing the federal income tax returns of the Company for tax years ended December 31, 1997 and 1998. There can be no assurances as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company. However, the resulting tax liabilities, if any, for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of Net Operating Loss ("NOL") carryforwards (including the NOL carryforwards that were utilized to offset the Company's federal income tax liability for 1999 and 2000).

As a result of the uncertainties relating to the Company's ability to retain its NOL's, the Company recorded a charge for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The $2.7 million tax provision reported for the year ended December 31, 2001 included a $0.7 million provision related to Ventas Realty's receipt of the Kindred common stock, of which 100% was taxable income to the Company in the second quarter of 2001. See "Note 8 - Income Taxes" to the Consolidated Financial Statements.

The Company disposed of 418,186 shares of Kindred common stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred common stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred common stock as a prepayment on the Company's indebtedness under the Credit Agreement. The Company distributed 334,886 shares of Kindred common stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of common stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of common stock in the Company). For purposes of the 2001 dividend, the Kindred common stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share.

In connection with the refinancing of a portion of its indebtedness under the Credit Agreement, in the fourth quarter of 2001, the Company incurred an extraordinary loss of approximately $1.3 million related to the partial write-off of unamortized deferred financing fees associated with the Credit Agreement. During the first quarter of 2000, the Company incurred an extraordinary loss of $4.2 million relating to the write-off of the unamortized deferred financing costs associated with the Prior Credit Agreement. See "Note 5
- Borrowing Arrangements" to the Consolidated Financial Statements.

Net income for the year ended December 31, 2001 was $50.6 million or $0.73 per diluted share after an extraordinary loss of $1.3 million (or $0.02 per share). After an extraordinary loss of $4.2 million or $0.06 per diluted share, as discussed above, net loss for the year ended December 31, 2000, was $65.5 million or $0.96 per diluted share.

Years ended December 31, 2000 and December 31, 1999
Gross rental income for the year ended December 31, 2000 was $228.6 million, of which $225.3 million (98.6%) was from leases with Kindred, an increase of $4.2 million (1.9%) from rental income for the year ended December 31, 1999 of $224.4 million, of which $220.9 million (98.4%) resulted from leases with Kindred. The increase in rental income was offset by a $13.6 million increase in charges for unpaid rents from tenants discussed below. Interest and other income totaled approximately $9.5 million and $4.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest was primarily the result of earnings from investment of larger cash reserves during the year as well as higher interest rates and interest received from taxing authorities.

Expenses totaled $301.5 million for the year ended December 31, 2000 and included $42.0 million of depreciation expense on real estate assets and $93.6 million of interest on the Credit Agreement and other debt. For the year ended December 31, 1999 expenses totaled $188.2 million and included $42.4 million of depreciation expense on real estate assets and $87.1 million of interest on the Prior Credit Agreement and other debt. The $113.3 million increase in expenses was due primarily to (a) a charge in 2000 of $96.5 million related to the United States Settlement, (b) an increased charge to earnings in 2000 of $47.4 million for unpaid rent from tenants (versus $33.8 million in the same period in the prior year), which primarily includes the difference between the minimum monthly base rent that would have been due under the terms of the Prior Master Leases and the base rent that was paid under the terms of the rent stipulation entered into in connection with Kindred's bankruptcy, (c) increased interest expense and (d) increased general and administrative expenses.

The loss on uncollectible rent including the loss allocated to discontinued operations increased for the year ended December 31, 2000 to $48.3 million from $34.4 million for the year ended December 31, 1999. Under the Kindred Reorganization Plan, the Company waived its right to the payment of (a)
$18.9 million for the August 1999 monthly base rent under the Prior Master Leases, and (b) the difference between the rent required to be paid under the terms of the Prior Master Leases and the rent received by the Company under the rent stipulation after the date Kindred filed for bankruptcy protection until the first day of the month immediately following the Kindred Effective Date. As a result of delays in the extended Kindred bankruptcy proceeding and the determination that such an amount was uncollectible, the Company wrote off approximately $48.3 million and $34.4 million of rents receivable from tenants for the years ended December 31, 2000 and 1999, respectively. The write-off consists of the following:

                                                                2000          1999
------------------------------------------------------------------------------------
(In thousands)
The difference between the minimum monthly base rent under
the Prior Master Leases and rent stipulation                   $48,018      $15,000

August 1999 monthly base rent under the Prior
Master Leases                                                       --       18,884

Charge for rent due under a lease
with Kindred which was under dispute                              (124)         226

Rent due from non-Kindred tenants                                  434          308
------------------------------------------------------------------------------------
                                                                48,328       34,418
Less write-off included in discontinued operations                (934)        (589)
------------------------------------------------------------------------------------
                                                               $47,394      $33,829
====================================================================================

For the year ended December 31, 2000, interest expense increased 7.4% to $93.6 million from $87.1 million for the same period in the prior year. The increase is due primarily to the higher interest rates under the Credit Agreement. The increase was offset in part by the reduced principal amount ($886.4 million and $974.2 million as of December 31, 2000 and 1999, respectively) and reduced amortization of deferred financing fees. For the year ended December 31, 2000, deferred financing fees were $3.2 million compared to $6.0 million for the year ended December 31, 1999. Included in the 1999 deferred financing was $1.6 million of amortization for fees incurred in the fourth quarter of 1999 related to the extension of the maturity of the $275.0 million bridge loan facility from October 30, 1999 to February 28, 2000.

General and administrative expenses increased 24.4% to $9.7 million for the year ended December 31, 2000 from $7.8 million in the prior year. The increase is primarily attributed to (a) federal, state and local tax contingencies arising from and prior to the 1998 Spin Off, (b) compensation expense, (c) insurance and
(d) public company expense. The increase was offset by reductions in federal excise tax.

Professional fees totaled approximately $10.8 million for the year ended December 31, 2000, as compared to $12.5 million for the year ended December 31, 1999. The decrease relates primarily to the reduction in unusual professional fees ($8.4 million in 2000 and $10.7 million in 1999) incurred as a result of ongoing reorganization negotiations with Kindred. Fees incurred in the third and fourth quarter of 1999 were significant in connection with Kindred's bankruptcy filing and in connection with the Company's business strategy alternatives.

During the first quarter of 2000, the Company incurred an extraordinary loss of approximately $4.2 million related to the write-off of the unamortized deferred financing fees associated with the Prior Credit Agreement. See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements.

During the fourth quarter of 2000, the Company sold a 99-bed nursing facility in Toledo, Ohio, and a 120-bed facility in Grayling, Michigan, which were leased and operated by third party tenants. A net gain from the disposition of these facilities was recorded for $1.0 million. In September of 1999, the Company realized a gain of approximately $0.3 million on the sale of a tract of land pursuant to a pre-existing option.

After extraordinary expenses of $4.2 million, or $0.06 per share and the impact of the United States Settlement, as discussed above, net loss for the year ended December 31, 2000 was $65.5 million or $0.96 per diluted share. Net income for the year ended December 31, 1999 was $42.5 million or $0.63 per diluted share.

During the fourth quarter of 1999, a tenant at one of the Company's facilities ceased paying rent on the facility leased by it and filed for protection under the United States Bankruptcy Code. The Company deemed the asset to be impaired and recorded an impairment loss of $1.9 million to write down the asset to its estimated fair value as of December 31, 1999.

The Company incurred $0.4 million and $1.3 million in non-recurring employee severance costs in the first quarter of 2000 and 1999.

In connection with the Company's 1998 Spin Off and the consummation of the Prior Credit Agreement, the Company entered into an interest rate swap agreement with a highly-rated counterparty (on a notional amount of $850.0 million at December 31, 2000) (the "1998 Swap") to reduce the impact of changes in interest rates on the Company's floating rate debt. On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. So long as the Company has floating rate debt in excess of $750.0 million, the Company will amortize the $21.6 million payment for financial accounting purposes in future periods beginning in July 2003 and ending in December 2007. On January 31, 2000, the Company further amended the 1998 Swap, pursuant to which the parties agreed, for purposes of certain calculations set forth in the 1998 Swap, to continue to use certain defined terms set forth in the Prior Credit Agreement. The Company paid $6.4 million in 1999 related to the 1998 Swap agreement which is included in interest expense. For the year ended December 31, 2000, the Company received $4.3 million related to the 1998 Swap which is included in interest expense.

Funds from Operations
Funds from operations ("FFO") for the years ended December 31, 2001, 2000 and 1999 totaled $93.5 million, $76.5 million and $85.0 million, respectively. Net of the gain on the disposition and sale of Kindred common stock, FFO for the year ended December 31, 2001 was $78.1 million. FFO for the years ended December 31, 2001, 2000 and 1999 is summarized in the following table:

                                   Year Ended        Year Ended       Year Ended
                                 December 31,      December 31,     December 31,
(In thousands)                           2001              2000             1999
--------------------------------------------------------------------------------
Net income (loss)                   $  50,566        $  (65,452)       $ 42,535
Extraordinary loss on
   extinguishment of debt               1,322             4,207              --
--------------------------------------------------------------------------------
Income (loss) before
   extraordinary loss                  51,888           (61,245)         42,535
Depreciation on
   real estate assets                  41,904            42,188          42,742
United States Settlement                   --            96,493              --
Realized gain on sale
   of real estate assets                 (290)             (957)           (254)
--------------------------------------------------------------------------------
FFO                                    93,502            76,479          85,023
Gain on sale of
   Kindred equity                     (15,425)               --              --
--------------------------------------------------------------------------------
Normalized FFO                      $  78,077        $   76,479        $ 85,023
================================================================================

The Company considers FFO an appropriate measure of performance of an equity REIT and the Company uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company's needs. The Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the Consolidated Financial Statements and data included elsewhere in this Annual Report. Normalized FFO is FFO excluding the gain on sale of Kindred common stock.

Asset/Liability Management
Asset/liability management is a key element of the Company's overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses the Company's integrated management of assets and liabilities, including the use of derivative financial instruments. The Company does not use derivative financial instruments for speculative purposes.

Market Risk
The following discussion of the Company's exposure to various market risks contains "forward-looking statements" that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to the Company. Nevertheless, because of the inherent unpredictability of interest rates as well as other factors, actual results could differ materially from those projected in such forward-looking information.

The Company earns revenue by leasing its assets under leases that primarily are long-term triple net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. The Company's debt obligations are floating rate obligations whose interest rate and related monthly interest

                                                 Ventas, Inc. Annual Report 2001

payments vary with the movement in LIBOR. See "Note 5 -Borrowing Arrangements" to the Consolidated Financial Statements. The general fixed nature of the Company's assets and the variable nature of the Company's debt obligations creates interest rate risk. If interest rates were to rise significantly, the Company's lease revenue might not be sufficient to meet its debt obligations. In order to mitigate this risk, in connection with the 1998 Spin Off and the consummation of the Prior Credit Agreement, the Company entered into the 1998 Swap to effectively convert most of its floating rate debt obligations to fixed rate debt obligations. Interest rate swaps generally involve the exchange of fixed and floating rate interest payments on an underlying notional amount. As of December 31, 2001, the Company had an $800.0 million interest rate swap outstanding with a highly rated counterparty in which the Company pays a fixed rate of 5.985% and receives LIBOR from the counterparty.

The 1998 Swap originally was in a notional amount of $1.0 billion and would have expired in varying amounts on December 31 of each year through December 31, 2007. On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment from the counterparty to the Company of $21.6 million. The notional amount of the 1998 Swap is scheduled to decline from $800.0 million as of December 31, 2001 as follows:

Notional Amount                                                            Date
-------------------------------------------------------------------------------
$775,000,000                                                  December 31, 2002
 --                                                               June 30, 2003

The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels (the "threshold levels"). The threshold levels vary based on the relationship between the Company's debt obligations and the tangible fair value of its assets as defined in the Prior Credit Agreement. As of December 31, 2001, the Company believes that the threshold level under the 1998 Swap was a fair value unrealized loss of $35.0 million and the 1998 Swap was in an unrealized loss position to the Company of $36.4 million. As of December 31, 2001, the Company was required to have collateral posted under the 1998 Swap of $1.4 million. The $7.7 million letter of credit posted as collateral under the 1998 Swap on December 31, 2001 was reduced to $1.4 million on January 2, 2002. Generally, once the fair value loss exceeds the applicable threshold level, collateral is either posted by the Company or returned to the Company if the value of the 1998 Swap fluctuates by $2.0 million from the value on the last date that a counterparty demands collateral be posted or refunded, as applicable. Under the 1998 Swap, if collateral must be posted, the principal amount of such collateral must equal the difference between the fair value unrealized loss of the 1998 Swap at the time of such determination and the threshold level. If the 1998 Swap continues to decline in value, the Company will have to post additional collateral in the form of cash, letter of credit or other permitted credit support. The Company is permitted to issue up to $15.0 million in principal amount of letters of credit under the $25.0 million revolving credit facility under the Credit Agreement. If the Company should be required to post additional collateral under the 1998 Swap, the Company expects to post such additional collateral in the form of cash from cash reserves, cash flows from operations, and/or draws on the Company's revolving credit facility under the Credit Agreement up to the principal amount of $15.0 million, net of outstanding letters of credit. However, there can be no assurance that the Company will have sufficient cash to post such additional collateral, if required. On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the Prior Credit Agreement. See "Note 5 -Borrowing Arrangements - Derivatives and Hedging" to the Consolidated Financial Statements.

On September 28, 2001, the Company entered into a second interest rate swap agreement (the "2003-2008 Swap") with a highly rated counterparty to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate of 5.385% and receives LIBOR from the counterparty to this agreement. The 2003 - 2008 Swap is treated as a cash flow hedge for accounting purposes. There are no collateral requirements under the 2003 - 2008 Swap. The notional amount of the 2003 - 2008 Swap is scheduled to decline from $450 million as of July 1, 2003 as follows:

Notional Amount                                                            Date
-------------------------------------------------------------------------------
$300,000,000                                                      June 30, 2006
 150,000,000                                                      June 30, 2007
 --                                                               June 30, 2008

In accordance with the terms of the CMBS Loan Agreement (as defined below), on December 11, 2001, Ventas Finance I, LLC, an indirect wholly owned consolidated subsidiary of the Company ("Ventas Finance") purchased an interest rate cap from a highly rated counterparty (the "Buy Cap"). See " - Liquidity and Capital Resources - Credit Facility" and "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements. Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and the 2003 - 2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the "Sell Cap") for the same notional value ($225 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company's balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

When interest rates rise, the interest rate swaps increase in fair value to the Company and when interest rates fall, the interest rate swaps decline in fair value to the Company. Similarly, when interest rates increase, the Buy Cap increases in fair value and the Sell Cap decreases in fair value. As of December 31, 2001, interest rates had fallen and the 1998 Swap was in an unrealized loss position, and the 2003 - 2008 Swap was in an unrealized gain position, to the Company. Generally, interest rate swap agreements with longer terms evidence greater dollar values of variation when interest rates change. To highlight the sensitivity of the interest rate swaps and caps to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates as of December 31, 2001:


2003 - 2008
                                                         1998 Swap          Swap            Sell Cap           Buy Cap
-------------------------------------------------------------------------------------------------------------------------
Notional Amount                                        $ 800,000,000   $ 450,000,000      $ 225,000,000     $ 225,000,000
Fair Value to the Company                                (36,411,165)      8,981,622         (3,051,468)        3,051,468
Fair Value to the Company Reflecting Change in
Interest Rates
   - 100 BPS                                             (48,060,744)     (6,386,026)        (1,393,032)        1,393,032
   + 100 BPS                                             (24,754,113)     23,148,751         (5,714,176)        5,714,176

Credit Risk
As a result of the 1998 Spin Off, the Company has a significant concentration of credit risk with Kindred under its Master Leases. For the year ended December 31, 2001 lease rental revenues from Kindred inclusive of the impact of discontinued operations totaled $182.9 million or 98.8% of the Company's total rental income for the period. For the years ended December 31, 2000 and 1999, lease rental revenues from Kindred inclusive of the impact of discontinued operations comprised $229.6 million or 98.6% ($181.6 million or 98.4%, net of write-offs) and $225.1 million, or approximately 98.5%, respectively, of the Company's total lease rental revenues. Accordingly, Kindred's financial condition and ability to meet its rent obligations will determine the Company's rental revenues and its ability to make distributions to its stockholders. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Kindred, as well as certain other tenants of the Company, have experienced financial difficulty and/or filed for bankruptcy. Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Leases. Since the Company derives in excess of 98% of its rental revenues from Kindred and since the Master Leases are triple net leases under which Kindred is responsible for all insurance, taxes and maintenance and repair expenses required in connection with the leased properties, the inability or unwillingness of Kindred to satisfy its obligations under the Master Leases would have a material adverse effect on the condition of the leased properties, as well as a Material Adverse Effect on the Company. See "Note 4 - Concentration of Credit Risk" to the Consolidated Financial Statements. There can be no assurance that future healthcare legislation or changes in the administration or implementation of governmental or other third-party healthcare reimbursement programs will not have a material adverse effect on the liquidity, financial condition or results of operations of the Company's operators and tenants which could have a material adverse effect on their ability to make rental payments to the Company which, in turn, could have a Material Adverse Effect on the Company. The Company monitors its credit risk under its lease agreements with its tenants by, among other things, reviewing and analyzing (a) information regarding the healthcare industry generally, (b) publicly available information regarding tenants, (c) information provided by the tenants under the Company's lease agreements, and (d) discussion with tenants and their representatives.

Liquidity
The Company's principal sources of liquidity are cash flow from operations and available borrowings under a $25.0 million revolving line of credit under the Credit Agreement.

Cash provided by operations totaled $79.9 million, $85.3 million and $103.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Cash flows from operations for the year ended December 31, 2001 reflects eight months of reduced rent under the Master Leases and $4.5 million of interest payments on the United States Settlement. Net cash provided by investing activities for the year ended December 31, 2001 of $2.8 million included the proceeds from the Company's sale of 83,300 shares of Kindred common stock. Net cash provided by investing activities for the year ended December 31, 2000 totaled $5.4 million and included proceeds from the sale of two nursing facilities. Net cash provided by investing activities for the year ended December 31, 1999 totaled $0.4 million.

Net cash used in financing activities totaled $151.5 million and included payments of principal on the Credit Agreement in the aggregate amount of $263.0 million in 2001. $212.8 million of the payments were funded from the CMBS Transaction which generated gross proceeds of $225 million. The 2001 financing activities also included $6.9 million in financing costs, $41.7 million payment on the United States Settlement, and $65.3 million of cash dividend payments. For the year ended December 31, 2000, net cash used in financing activities was $142.9 and included dividend payments of $42.4 million, repayments of borrowings of $87.9 million and deferred financing costs of $12.6 million. Net cash provided by financing activities totaled $35.3 million for the year ended December 31, 1999. Cash provided by financing activities for the year ended December 31, 1999 resulted primarily from borrowings under the Company's revolving line of credit and from a payment received in connection with the shortening of the Company's interest rate swap, net of dividends paid.

Capital Resources

Credit Facility
The Company, on January 31, 2000, entered into an Amended and Restated Credit, Security, Guaranty and Pledge Agreement (the "Credit Agreement"). The Credit Agreement is comprised of the following:

..    a $25.0 million revolving credit line (the "Revolving Credit Line") that expires on December 31, 2002, which bears interest at either LIBOR plus 2.75% or the Base Rate plus 1.75%;

..    a $200.0 million term loan due December 31, 2002 (the "Tranche A Loan"), which bears interest at either LIBOR plus 2.75% or the Base Rate plus 1.75%, that was repaid in full on December 12, 2001;

..    a $300.0 million term loan due December 31, 2005 (the "Tranche B Loan"), with prior amortization payments of $30.0 million on December 30, 2003 and $50.0 million on December 30, 2004, which bears interest at either LIBOR plus 3.75% or the Base Rate plus 2.75%; provided, that the principal amounts due on December 30, 2003 and 2004 have been prepaid, and provided further, the interest rate on the Tranche B Loan was reduced by .50% (50 basis points) on December 31, 2001. The principal balance of the Tranche B Loan on December 31, 2001 was $150.0 million; and

..    a $473.4 million term loan due December 31, 2007 (the "Tranche C Loan"), with no prior amortization required, which bears interest at either LIBOR plus 4.25% or the Base Rate plus 3.25%.

The loans under the Credit Agreement are pre-payable without premium or penalty. The Base Rate is deemed to be the greater of (i) the prime rate and (ii) the federal funds rate plus 50 basis points.

The Credit Agreement is secured by liens on substantially all of the Company's real property (other than the 40 skilled nursing facilities securing the CMBS
Loan) and any related leases, rents and personal property. In addition, the Credit Agreement contains certain restrictive covenants, including, but not limited to, the following: (a) the Company can only pay dividends for any year in amounts not to exceed the greater of (i) 80% of FFO, as defined in the Credit Agreement, or (ii) the minimum amount necessary to maintain its REIT status; (b) limitations on additional indebtedness, acquisitions of assets, liens, guarantees, investments, restricted payments, leases, affiliate transactions and capital expenditures; and (c) certain financial covenants, including those requiring the Company to have (i) Consolidated EBITDA (as defined in the Credit Agreement) on the last day of each fiscal quarter at least equal to 80% of the Company's Projected Consolidated EBITDA (as defined in the Credit Agreement) on the Kindred Effective Date; and (ii) a ratio of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) on a trailing four quarter basis (or such shorter period from May 1, 2001 through the end of the reported quarter), of at least 1.20 to 1.00. Certain of these covenants may be waived by holders of 51% or more of the principal indebtedness under the Credit Agreement.

The Credit Agreement amended and restated the Company's prior credit agreement (the "Prior Credit Agreement") that it had entered into in connection with the 1998 Spin Off.

On October 29, 1999, in conjunction with the execution of a waiver of the Prior Credit Agreement, the Company paid a $2.4 million loan waiver fee which was amortized over the extension period ending January 31, 2000. In connection with the consummation of the Credit Agreement on January 31, 2000, the Company paid a $7.3 million loan restructuring fee. The fee is being amortized proportionately over the terms of the related loans and agreements. The Company also incurred an extraordinary loss of approximately $4.2 million relating to the write-off of the unamortized deferred financing costs associated with the Prior Credit Agreement.

The Company and substantially all of its lenders entered into an Amendment and Waiver dated as of December 20, 2000 (the "Amendment and Waiver No. 1") to the Credit Agreement and the Company paid a fee of $0.2 million. The Company exercised its extension option under the Amendment and Waiver No. 1 for a fee of approximately $0.1 million. See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements.

On May 21, 2001, the Company made a one-time mandatory prepayment of $0.4 million on the Tranche B Loan, based on the Company's excess cash as described in the Credit Agreement.

The Company and substantially all of its lenders under the Credit Agreement entered into an Amendment and Waiver No. 2 dated as of September 26, 2001 consenting to the terms of the CMBS Transaction (as defined below).

On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan (as defined below) to pay down a portion of the outstanding principal under the Credit Agreement. See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements.

CMBS Transaction
On December 12, 2001 the Company raised $225 million in gross proceeds from the completion of a LIBOR based floating rate commercial mortgage backed securitization transaction (the "CMBS Transaction"). Under a Loan and Security Agreement dated as of December 12, 2001, Ventas Finance obtained a loan in the principal amount of $225 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"), and bearing interest at a nominal weighted average rate of LIBOR plus 1.4589%. The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125.23 million which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17.97 million which bears interest at LIBOR plus 1.1665%; (iii) a component in the original principal amount of $8.86 million which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 1.9665%;
(v) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19.28 million which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule and an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006 at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

The CMBS Loan is secured by liens on forty (40) skilled nursing facilities transferred by Ventas Realty to Ventas Finance (the "CMBS Properties") and leased to Kindred under a Master Lease (the "CMBS Master Lease") and any related leases, rents and personal property. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.6 million for the payment of the cost of capital improvements expected to be made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2001 included $5.0 million related to the debt service reserve account for the CMBS Loan.

Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis. During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A "Cash Flow Sweep Event" occurs as of any date of determination if (the "Coverage Test") (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied. See "Note 5 - Borrowing Arrangements" to the Consolidated Financial Statements.

Dividends
In order to continue to qualify as a REIT, the Company must make annual distributions to its stockholders of at least 90% of its "REIT taxable income" (excluding net capital gain). The Company paid dividends equal to 90% of its estimated taxable income for 2001. The Company paid dividends equal to 95% of its taxable income for 2000 and 1999. The Company intends to pay a dividend for 2002 equal to $0.95 per common share, but not less than 90% of the Company's taxable income for 2002. The 2002 dividend may be paid by a combination of cash and other property or securities, including shares of Kindred common stock.

It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. However, for 2001 this was partially offset by the value of the Kindred common stock received by the Company on the Kindred Effective Date which is included in taxable income in 2001. The Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation.

Capital Expenditures and Property Acquisitions
Capital expenditures to maintain and improve the leased properties generally will be incurred by the Company's tenants. Accordingly, the Company does not believe that it will incur any major expenditures in connection with the leased properties. After the terms of the leases expire, or in the event that the tenants are unable or unwilling to meet their obligations under the leases, the Company anticipates that any expenditures relating to the maintenance of leased properties for which it may become responsible will be funded by cash flows from operations or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's liquidity may be affected adversely. The Company's ability to make expenditures and borrow funds is restricted by the terms of the Credit Agreement. Any such capital expenditures or borrowings would likely require the consent of the "Required Lenders" under the Credit Agreement, and there can be no assurance that such consent would be obtained.

Other
In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company is required to pay $103.6 million to the federal government, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge in the fourth quarter of 2000 was discounted for accounting purposes based on an imputed borrowing rate of 10.75%. The Company will be required to pay $16.2 million in principal and interest in 2002 under the United States Settlement.

The Company has outstanding loans, with interest provisions, of approximately $3.6 million, net of repayments, to certain current and former executive officers of the Company to finance the income taxes payable by them as a result of the vesting of common stock of the Company awarded as compensation to such officers and the 1998 Spin Off. The loans are payable over periods ranging from a four to a ten year period beginning in each case on the date such loan was made. See "Note 14 - Related Party Transactions" to the Consolidated Financial Statements.

Report of Independent Auditors

Stockholders and Board of Directors Ventas, Inc.
We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments. Also, as discussed in Note 17 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

                                                 /s/ Ernst & Young LLP

Louisville, Kentucky
February 8, 2002, except for Note 17
as to which the date is November 29, 2002

                                                 Ventas, Inc. Annual Report 2001


Consolidated Balance Sheets

December 31, 2001 and 2000
(In thousands)                                                        2001            2000
------------------------------------------------------------------------------------------
Assets
Real estate investments:

   Land                                                         $  119,771      $  120,151
   Building and improvements                                     1,056,067       1,055,992
------------------------------------------------------------------------------------------
                                                                 1,175,838       1,176,143
   Accumulated depreciation                                       (369,502)       (327,598)
------------------------------------------------------------------------------------------
        Total net real estate investments                          806,336         848,545
Cash and cash equivalents                                           18,596          87,401
Restricted cash                                                     20,773          26,893
Recoverable federal income taxes, restricted in 2000                    --           3,211
Investment in Kindred Healthcare, Inc. common stock                 55,118              --
Kindred Healthcare, Inc. common stock reserved for
 distribution                                                       17,086              --
Deferred financing costs, net                                       14,153          10,875
Notes receivable from employees                                      3,635           3,422
Other                                                                6,162             798
------------------------------------------------------------------------------------------
        Total assets                                            $  941,859      $  981,145
==========================================================================================
Liabilities and stockholders' equity (deficit)
Liabilities:
   Notes payable and other debt                                 $  848,368      $  886,385
   United States Settlement                                         54,747          96,493
   Deferred gain on partial termination of interest rate
    swap agreement                                                      --          21,605
   Deferred revenue                                                 21,027              --
   Interest rate swap agreements                                    27,430              --
   Accrued dividend                                                 17,910          19,846
   Accounts payable and other accrued liabilities                   18,154          13,720
   Other liabilities - disputed tax refunds and
    accumulated interest                                            14,903          30,104
   Deferred income taxes                                            30,394          30,506
------------------------------------------------------------------------------------------
        Total liabilities                                        1,032,933       1,098,659
------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity (deficit):
   Preferred stock, 10,000 shares authorized, unissued                  --              --
   Common stock, $0.25 par value; authorized 180,000
    shares; issued 73,608 shares in 2001 and 2000                   18,402          18,402
   Capital in excess of par value                                  122,468         132,228
   Unearned compensation on restricted stock                        (1,000)         (1,338)
   Accumulated other comprehensive income                           36,174              --
   Retained earnings (deficit)                                    (134,088)       (121,323)
------------------------------------------------------------------------------------------
                                                                    41,956          27,969
   Treasury stock - 4,723 shares in 2001 and 5,172 shares
    in 2000                                                       (133,030)       (145,483)
------------------------------------------------------------------------------------------
        Total stockholders' equity (deficit)                       (91,074)       (117,514)
------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity (deficit)    $  941,859      $  981,145
==========================================================================================

See accompanying notes.

Consolidated Statements of Operations

For the Years Ended December 31, 2001, 2000 and 1999

(In thousands, except per share amounts)                                     2001         2000       1999
---------------------------------------------------------------------------------------------------------
Revenues:
   Rental income                                                        $ 183,329    $ 228,569  $ 224,405
   Gain on sale of Kindred common stock                                    15,425           --         --
   Interest and other income                                                4,004        9,481      4,391
---------------------------------------------------------------------------------------------------------
        Total revenues                                                    202,758      238,050    228,796
---------------------------------------------------------------------------------------------------------
Expenses:
   General and administrative                                              10,244        9,613      7,767
   Professional fees                                                        4,658       10,813     12,527
   Non-recurring employee severance costs                                      --          355      1,272
   United States Settlement                                                    --       96,493         --
   Loss on uncollectible amounts due from tenants                              --       47,394     33,829
   Loss on impairment of assets                                                --           --      1,927
   Amortization of restricted stock grants                                  1,734        1,339      1,304
   Depreciation                                                            41,787       41,958     42,438
   Interest                                                                86,175       93,570     87,124
   Interest on United States Settlement                                     4,592           --         --
---------------------------------------------------------------------------------------------------------
        Total expenses                                                    149,190      301,535    188,188
---------------------------------------------------------------------------------------------------------
Income (loss) before gain on disposal of real estate assets, discontinued operations provision for income taxes and
   extraordinary loss                                                      53,568      (63,485)    40,608
Provision for income taxes                                                  2,651           --         --
---------------------------------------------------------------------------------------------------------
Income (loss) before gain on disposal of
   real estate assets, discontinued operations and extraordinary loss      50,917      (63,485)    40,608
Net gain on real estate disposals                                             290          957        254
---------------------------------------------------------------------------------------------------------
Income (loss) before discontinued operations and extraordinary loss        51,207      (62,528)    40,862
Discontinued operations                                                       681        1,283      1,673
---------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary loss                                    51,888      (61,245)    42,535
Extraordinary loss on extinguishment of debt                               (1,322)      (4,207)        --
---------------------------------------------------------------------------------------------------------
Net income (loss)                                                         $50,566     $(65,452)   $42,535
=========================================================================================================
Earnings (loss) per common share:
   Basic:
     Income (loss) before discontinued operations and extraordinary loss   $ 0.75     $  (0.92)   $  0.60
 ========================================================================================================
     Net income (loss)                                                     $ 0.74     $  (0.96)   $  0.63
 ========================================================================================================
   Diluted:
     Income (loss) before discontinued operations and extraordinary loss   $ 0.74     $  (0.92)   $  0.60
=========================================================================================================
     Net income (loss)                                                     $ 0.73     $  (0.96)   $  0.63
=========================================================================================================
Weighted average number of shares outstanding, basic                       68,409       68,010     67,754
Weighted average number of shares outstanding, diluted                     69,363       68,131     67,989


See accompanying notes.

Consolidated Statements of Stockholders' Equity (Deficit)

                                                                       Unearned    Accumulated
For the Years Ended                                  Capital in    Compensation          Other   Retained
December 31, 2001, 2000 and 1999            Common    Excess of   On Restricted  Comprehensive   Earnings      Treasury
(In thousands)                               Stock    Par Value           Stock         Income  (Deficit)         Stock       Total
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998              $ 18,402   $  140,103        $ (1,962)      $     -- $   (9,637)   $ (155,915)   $ (9,009)
Net income for the year ended
   December 31, 1999                            --           --              --             --     42,535            --      42,535
Dividends to common stockholders -
   $0.39 per share                              --           --              --             --    (26,489)           --     (26,489)
Proceeds from issuance of shares
   for stock incentive plans                    --          (58)             --             --         --            62           4
Grant of restricted stock, net of               --         (232)         (1,512)            --         --         1,744          --
   forfeitures
Amortization of restricted stock grants         --          (90)          1,394             --         --            --       1,304
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                18,402      139,723          (2,080)            --      6,409      (154,109)      8,345
Net loss for the year ended
   December 31, 2000                            --           --              --             --    (65,452)           --     (65,452)
Dividends to common stockholders -
   $0.91 per share                              --           --              --             --    (62,280)           --     (62,280)
Proceeds from issuance of shares
   for stock incentive plans                    --         (168)             --             --         --           190          22
Grant of restricted stock, net of               --       (7,327)           (597)            --         --         8,436         512
   forfeitures
Amortization of restricted stock grants         --           --           1,339             --         --            --       1,339
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                18,402      132,228          (1,338)            --   (121,323)     (145,483)   (117,514)
Comprehensive Income
   Net income                                   --           --              --             --     50,566            --      50,566
   Cumulative effect from change
     in accounting for derivatives              --           --              --         17,476         --            --      17,476
   Unrealized loss on interest rate swap        --           --              --        (23,301)        --            --     (23,301)
   Unrealized gain on Kindred common stock      --           --              --         41,999         --            --      41,999
                                                                                                                            -------
Comprehensive Income                                                                                                         86,740
Dividends to common stockholders -
   $0.92 per share                              --           --              --             --    (63,331)           --     (63,331)
Proceeds from issuance of shares
   for Stock Plans, net                         --       (3,383)             --             --         --         3,936         553
Grant of restricted stock                       --       (6,377)         (1,396)            --         --         8,517         744
Amortization of restricted stock grants         --           --           1,734             --         --            --       1,734
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001              $ 18,402   $  122,468        $ (1,000)      $ 36,174 $ (134,088)   $ (133,030)   $(91,074)
===================================================================================================================================

See accompanying notes.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2001, 2000 and 1999
(In thousands)                                                                   2001      2000      1999
---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                                         $ 50,566  $(65,452) $ 42,535
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
        Depreciation                                                           42,038    42,264    42,803
        Amortization of deferred financing costs                                2,332     3,236     6,049
        Amortization of restricted stock grants                                 1,734     1,339     1,304
        Normalized rents                                                            2      (117)     (140)
        Loss on impairment of assets                                               --        --     1,927
        Gain on sale of assets                                                (15,715)     (957)     (254)
        Extraordinary loss on extinguishment of debt                            1,322     4,207        --
        United States Settlement                                                   --    96,493        --
        Amortization of deferred revenue                                       (1,673)       --        --
        Other                                                                      49        --        --
   Changes in operating assets and liabilities:

        Decrease in amount due from Kindred, Inc.                                  --        --     6,967
        Decrease (increase) in restricted cash                                  6,120   (26,893)       --
        Decrease (increase) in accounts receivable and other assets            (1,400)   23,378   (27,025)
        Increase (decrease) in accounts payable and accrued and other
          liabilities                                                          (5,482)    7,840    29,414
---------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                            79,893    85,338   103,580
Cash flows from investing activities:
   Purchase of furniture and equipment                                         (1,117)       --      (299)
   Sale of real estate properties                                                 670     5,170       254
   Proceeds from sale of Kindred Healthcare, Inc. common stock                  3,420        --        --
   Repayment (issuance) of notes receivable from employees                       (213)      189       416
---------------------------------------------------------------------------------------------------------
          Net cash provided by investing activities                             2,760     5,359       371
Cash flows from financing activities:
   Net change in borrowings under revolving line of credit                         --        --   173,143
   Proceeds from long-term debt                                               225,000        --        --
   Repayment of long-term debt                                               (263,017)  (87,862) (130,023)
   Proceeds from partial termination of interest rate swap agreement               --        --    21,605
   Payment of deferred financing costs                                         (6,932)  (12,616)   (2,935)
   Payment on the United States Settlement                                    (41,746)       --        --
   Issuance of common stock                                                       503        22         4
   Cash distribution to stockholders                                          (65,266)  (42,434)  (26,489)
---------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) financing activities                (151,458) (142,890)   35,305
---------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                              (68,805)  (52,193)  139,256
Cash and cash equivalents at beginning of year                                 87,401   139,594       338
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $ 18,596  $ 87,401 $ 139,594
=========================================================================================================
Supplemental disclosure of cash flow information:
   Interest paid including swap payments and receipts                        $ 84,700  $ 91,080 $  86,125
=========================================================================================================
Supplemental schedule of noncash activities:
   Receipt of Kindred Healthcare, Inc. common stock                          $ 18,200        --        --
=========================================================================================================

See accompanying notes.

Notes to Consolidated Financial Statements

Note 1 - Description of Business
Ventas, Inc. ("Ventas" or the "Company") is a Delaware corporation that elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for the year ended December 31, 1999. The Company believes that it has satisfied the requirements to qualify as a REIT for the years ended December 31, 2000 and 2001. The Company intends to continue to qualify as a REIT for the year ending December 31, 2002 and subsequent years. It is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to qualify as a REIT. The Company owns a geographically diverse portfolio of healthcare related facilities which consisted of 44 hospitals, 216 nursing facilities and eight personal care facilities in 36 states as of December 31, 2001. The Company and its subsidiaries lease these facilities to healthcare operating companies under "triple-net" or "absolute net" leases. Kindred Healthcare, Inc. and its subsidiaries (collectively, "Kindred") lease 210 of the Company's nursing facilities and all of the Company's hospitals as of December 31, 2001. The Company conducts substantially all of its business through a wholly owned operating partnership, Ventas Realty, Limited Partnership ("Ventas Realty") and an indirect, wholly owned limited liability company, Ventas Finance I, LLC ("Ventas Finance"). The Company operates in one segment which consists of owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties.

As a result of the Kindred bankruptcy proceedings, the Company suspended the implementation of its original business strategy in 1999 and continued such suspension through 2001. The Company's current business strategy is preserving and maximizing stockholders' capital by means that include (a) the reduction of the amount of the Company's indebtedness and a reduction of the average all-in cost of the Company's indebtedness and (b) the implementation of a measured and disciplined diversification and growth program to reduce the Company's dependence on Kindred. The ability of the Company to pursue certain of these objectives may be restricted by the terms of the Company's Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated January 31, 2000 (the "Credit Agreement").

Note 2 - Summary of Significant Accounting Policies
Change in Accounting Principle
In June of 2000, the Financial Accounting Standards Board ( "FASB ") issued Statement of Financial Accounting Standards ( "SFAS ") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. As discussed in "Note 5 - Borrowing Arrangements," the Company uses derivative instruments to protect against the risk of interest rate movements on future cash flows under its variable rate debt agreements. On January 1, 2001, the Company adopted SFAS No. 133, and at that time, designated anew the derivative instruments in accordance with the requirements of the new standard. The adoption of the standard as of January 1, 2001 resulted in the recognition of a liability of $4.1 million to reflect the fair value of the Company's interest rate swap agreement and an identical reduction to other comprehensive income, a component of stockholders' equity. In addition, the $21.6 million deferred gain recognized on a terminated derivative position (See "Note 5 - Borrowing Arrangements") was reclassified to other comprehensive income, resulting in a cumulative adjustment to other comprehensive income of $17.5 million. The FASB continues to issue interpretive guidance that could require changes in the Company's application of the standard. SFAS No. 133 may increase or decrease reported net income and stockholders' equity prospectively, depending on future levels of interest rates, the computed "effectiveness" of the derivatives, as that term is defined by SFAS No. 133, and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows. The Company reported its derivative instruments at fair value on the Consolidated Balance Sheet. Changes in the fair value of derivatives deemed to be eligible for hedge accounting are reported in Accumulated Other Comprehensive Income. Changes in fair value of derivative instruments that are not hedges are reported in the Statement of Operations. See "Note 5 - Borrowing Arrangements." The fair value of the Company's derivative instruments are estimated by a third party consultant.

Basis of Presentation
The consolidated financial statements include the accounts of the Company, Ventas Realty, Ventas Finance and all direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

Real Estate Investments
Investments in real estate properties are recorded at cost. The cost of the properties acquired is allocated between land and buildings based generally upon independent appraisals. Depreciation for buildings is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years.

Impairment of Assets
Provisions for impairment losses related to long-lived assets, if any, are recognized when expected future cash flows are less than the carrying values of the assets. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investments in relationship to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flow or sales proceeds is less than book value. During the fourth quarter of 1999, a tenant at one of the Company's facilities ceased paying rent on the facility leased by it and filed for protection under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Company deemed the asset to be impaired and recorded an impairment loss of $1.9 million to write down the asset to its estimated fair value as of December 31, 1999.

Cash Equivalents
Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

Comprehensive Income
SFAS No. 130, "Reporting Comprehensive Income," establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders' equity during a period including unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments.

Marketable Equity Securities
Marketable equity securities are classified as available-for-sale and reported on the Company's Consolidated Balance Sheet at fair value.

Deferred Financing Costs
Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $4.6 million and $2.2 million at December 31, 2001 and 2000, respectively.

Revenue Recognition
Rental revenue is recognized as earned over the terms of the related leases which are treated as operating leases. Such income includes periodic increases based on pre-determined formulas as defined in the lease agreements. See "Note 9 -Transactions with Kindred." Certain leases with tenants other than Kindred contain provisions relating to increases in rental payments over the terms of the leases. Rental income under those leases is recognized over the term of each lease on a straight-line basis.

Stock-Based Compensation
The Company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. In accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," compensation expense is not recognized for these stock option grants.

In addition, the Company grants shares of restricted stock to certain executive officers and directors. Shares of restricted stock vest cumulatively in two to four equal annual installments beginning either on the date of grant or on the first anniversary of the date of the grant. In accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, compensation expense is recognized for these restricted stock grants over the vesting period.

Accounting Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting
The Company has one primary reportable segment, which consists of investment in real estate. The Company's primary business is owning and leasing healthcare facilities and leasing or subleasing such facilities to third parties, primarily Kindred. See "Note 4 - Concentration of Credit Risk." All of the Company's leases are triple-net leases, which require the tenants to pay all property related expenses. The Company does not operate these facilities nor does it allocate capital to maintain the properties. Substantially all depreciation and interest expenses, except for interest expense relating to the United States Settlement, reflected in the consolidated statement of operations relate to the ownership of the Company's investment in real estate.

Note 3 - Revenues from Leased Properties
Under Kindred's plan of reorganization (the "Kindred Reorganization Plan"), which became effective on April 20, 2001 (the "Kindred Effective Date"), Kindred assumed its five pre-existing leases with the Company (the "Prior Master Leases"). The Prior Master Leases were then amended and restated into four agreements styled as amended and restated master leases (collectively, the "Amended Master Leases").

In connection with the consummation on December 12, 2001 of a $225 million commercial mortgage backed securitization transaction (the "CMBS Transaction"), Ventas Realty removed forty (40) skilled nursing facilities (the "CMBS Properties") from Amended Master Lease No. 1 and placed the CMBS Properties in a new fifth master lease with Kindred dated December 12, 2001 (the "CMBS Master Lease"). Simultaneously with the closing of the CMBS Transaction, Ventas Realty transferred the CMBS Properties and the CMBS Master Lease to Ventas Finance, the borrower under the CMBS Transaction. The Amended Master Leases and the CMBS Master Lease are collectively referred to as the "Master Leases."

Each Master Lease is a "triple-net lease" or an "absolute-net lease" pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years commencing May 1, 1998, plus renewal options totaling fifteen years.

Under each Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in each Master Lease). Base Rent equals the sum of Current Rent (as defined in each Master Lease) and Accrued Rent (as defined in each Master Lease). Kindred is obligated to pay the portion of Base Rent that is Current Rent, and unpaid Accrued Rents, as set forth below. From May 1, 2001 through April 30, 2004, Base Rent will equal Current Rent. Under the Master Leases, the initial annual aggregate Base Rent is $180.7 million from May 1, 2001 to April 30, 2002. For the period from May 1, 2002 through April 30, 2004, annual aggregate Base Rent, payable all in cash, escalates on May 1 of each year at an annual rate of 3.5% over the Prior Period Base Rent (as defined in the Master Leases) if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, Annual Base Rent under the Master Leases would be $187.0 million from May 1, 2002 to April 30, 2003 and $193.6 million from May 1, 2003 to April 30, 2004.

Each Master Lease provides that beginning May 1, 2004, if Kindred refinances its senior secured indebtedness entered into in connection with the Kindred Reorganization Plan or takes other similar action (a "Kindred Refinancing"), the 3.5% annual escalator will be paid in cash and the Base Rent shall continue to equal Current Rent. If a Kindred Refinancing has not occurred, then on May 1, 2004, the annual aggregate Base Rent will be comprised of (a) Current Rent payable in cash which will escalate annually by an amount equal to 2% of Prior Period Base Rent, and (b) an additional annual non-cash accrued escalator amount of 1.5% of the Prior Period Base Rent which will accrete from year to year including an interest accrual at LIBOR (as defined in the Master Leases) plus 450 basis points (compounded annually) to be added to the annual accreted amount (but such interest will not be added to the aggregate Base Rent in subsequent years). The Unpaid Accrued Rent will become payable, and all future Base Rent escalators will be payable in cash, upon the occurrence of a Kindred Refinancing. Under certain circumstances, the Company's right to receive payment of the Unpaid Accrued Rent is subordinate to the receipt of payment by the lenders of Kindred's senior secured indebtedness. Upon the occurrence of a Kindred Refinancing, the annual aggregate Base Rent payable in cash will thereafter escalate at the annual rate of 3.5% and there will be no further accrual feature for rents arising after the occurrence of such events.

For the period from January 1, 2001 through April 30, 2001, the Company recorded revenue equal to the amount of rent actually paid by Kindred under a stipulation entered into in connection with Kindred's bankruptcy proceedings (the "Rent Stipulation"). The Company included in its revenue computation for the period from May 1, 2001 through December 31, 2001 the amount due and payable under the Master Leases for that period.

The future contracted minimum rentals, excluding rent escalations and the amortization of the value of the Kindred common stock and the $4.5 million in cash received on the Kindred Effective Date, but with normalized rents where applicable, for the remainder of the initial terms of the Master Leases and the Company's leases with tenants other than Kindred are as follows (see "Note 9 - Transactions with Kindred")(see "Note 17 - Discontinued Operations"):

(In thousands)                  Kindred        Other(1)         Total
---------------------------------------------------------------------
2002                        $   180,714     $  2,119      $   182,833
2003                            180,714        1,872          182,586
2004                            180,714        1,850          182,564
2005                            180,714        1,850          182,564
2006                            180,714        1,850          182,564
Thereafter                      610,481       12,795          623,276
---------------------------------------------------------------------
   Total                    $ 1,514,051     $ 22,336      $ 1,536,387
=====================================================================

(1) Excludes tenants that have defaulted under the terms of their respective leases or that have filed for protection under the Bankruptcy Code.

Note 4 - Concentration of Credit Risk
As of December 31, 2001, 70.4% of the Company's real estate investments related to skilled nursing facilities. The remaining real estate investments consist of hospitals and personal care facilities. The Company's facilities are located in 36 states with rental revenues from operations in only one state accounting for more than ten percent (10%). Approximately 98.0% of the Company's real estate investments, based on the original cost of such investments, are operated by Kindred and approximately 98.8% of rental revenue in 2001 inclusive of the impact of discontinued operations was derived from the Master Leases or the Prior Master Leases.

Because the Company leases substantially all of its properties to Kindred and Kindred is the primary source of the Company's rental revenues, Kindred's financial condition and ability and willingness to satisfy its rent obligations under the Master Leases and certain other agreements will significantly impact the Company's rental revenues and its ability to service its indebtedness and its obligations under the United States Settlement (as defined in "Note 9 - Transactions with Kindred - Settlement of United States Claims") and to make distributions to its stockholders. On September 13, 1999, Kindred filed for protection under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Kindred Reorganization Plan became effective and Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred's emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Master Leases or that Kindred will perform its obligations under the Master Leases. The inability or unwillingness of Kindred to satisfy its obligations under the Master Leases would have a material adverse effect on the business, financial condition, results of operation and liquidity of the Company, on the Company's ability to service its indebtedness and its obligations under the United States Settlement and on the Company's ability to make distributions to its stockholders as required to maintain its status as a REIT (a "Material Adverse Effect"). The failure of Kindred to make three consecutive rent payments will trigger an event of default under the Company's Credit Agreement (as defined below).

The Company generally invests excess cash in short term maturities of time deposits and other similar cash equivalents as required by the Credit Agreement (as defined below). See "Note 5 - Borrowing Arrangements."

Note 5 - Borrowing Arrangements
The following is a summary of the Company's long-term debt and certain interest rate and maturity information as of December 31, 2001 and 2000 (in thousands):

                                                                                           2001      2000
---------------------------------------------------------------------------------------------------------
Credit Agreement - $25.0 million revolving credit line, bearing interest at either LIBOR plus 2.75% or the Base Rate plus 1.75% ($17.8 million and $25.0
   million available as of December 31, 2001 and 2000, respectively)                       $ --      $ --
Credit Agreement - Tranche A Loan, bearing interest at a rate of
   LIBOR plus 2.75% (9.48% at December 31, 2000)                                             --   113,017
Credit Agreement - Tranche B Loan, bearing interest at a rate of
   LIBOR plus 3.25% (5.16% at December 31, 2001), and LIBOR plus 3.75% (10.48%
   at December 31, 2000), due December 31, 2005 with amortization payments of
   $30.0 million due on December 30, 2003 and
   $50.0 million due on December 30, 2004, both such payments having been
   prepaid                                                                              150,000   300,000
Credit Agreement - Tranche C Loan, bearing interest at a rate of LIBOR plus 4.25%
   (6.16% at December 31, 2001 and 10.98% at December 31, 2000), due December 31,
   2007                                                                                 473,368   473,368
CMBS Loan, bearing interest at a nominal weighted average rate of
   LIBOR plus 1.4589% (3.40% at December 31, 2001), due December 9, 2006                225,000        --
---------------------------------------------------------------------------------------------------------
                                                                                      $ 848,368 $ 886,385
=========================================================================================================

The Credit Agreement
On January 31, 2000, the Company entered into the Credit Agreement. The loans under the Credit Agreement are pre-payable without premium or penalty. Borrowings under the Credit Agreement bear interest at a margin over LIBOR described above or at a margin (that is 100 basis points less than the LIBOR margin) over a Base Rate. The Base Rate is deemed to be the greater of (i) the prime rate and (ii) the federal funds rate plus 50 basis points.

The Credit Agreement is secured by liens on substantially all of the Company's real property (other than the 40 skilled nursing facilities securing the CMBS
Loan) and any related leases, rents and personal property. In addition, the Credit Agreement contains certain restrictive covenants, including, but not limited to, the following: (a) the Company can only pay dividends for any year in amounts not to exceed the greater of (i) 80% of FFO, as defined in the Credit Agreement, or (ii) the minimum amount necessary to maintain its REIT status; (b) limitations on additional indebtedness, acquisitions of assets, liens, guarantees, investments, restricted payments, leases, affiliate transactions and capital expenditures; and (c) certain financial covenants, including those requiring the Company to have (i) Consolidated EBITDA (as defined in the Credit Agreement) on the last day of each fiscal quarter at least equal to 80% of the Company's Projected Consolidated EBITDA (as defined in the Credit Agreement) on the Kindred Effective Date; and (ii) a ratio of Consolidated EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) on a trailing four quarter basis (or such shorter period from May 1, 2001 through the end of the reported quarter), of at least 1.20 to 1.00. Certain of these covenants may be waived by holders of 51% or more of the principal indebtedness under the Credit Agreement.

The Credit Agreement amended and restated the Company's prior credit agreement (the "Prior Credit Agreement") that it had entered into at the time of the Company's spin-off of Kindred on May 1, 1998 (the "1998 Spin Off").

On October 29, 1999, in conjunction with the execution of a waiver of the Prior Credit Agreement, the Company paid a $2.4 million loan waiver fee which was amortized over the extension period ending January 31, 2000. In connection with the consummation of the Credit Agreement on January 31, 2000, the Company paid a $7.3 million loan restructuring fee. The fee is being amortized proportionately over the terms of the related loans and agreements. The Company also incurred an extraordinary loss of approximately $4.2 million relating to the write-off of the unamortized deferred financing costs associated with the Prior Credit Agreement.

The Company and substantially all of its lenders entered into an Amendment and Waiver dated as of December 20, 2000 (the "Amendment and Waiver No. 1") to the Credit Agreement, that extended the deadline for the Kindred Effective Date from December 31, 2000 to March 31, 2001. In consideration for this extension, the Company paid a fee of $0.2 million to the lenders executing the Amendment and Waiver No. 1 and agreed to amend the amortization schedules on certain of the loans under the Credit Agreement. The Company exercised its extension option under the Amendment and Waiver No. 1 to extend the Kindred Effective Date deadline from March 31, 2001 to April 30, 2001 for a fee of approximately $0.1 million.

On May 21, 2001, the Company made a one-time mandatory prepayment of $0.4 million on the Tranche B Loan, based on its excess cash as described in the Credit Agreement.

The Company and substantially all of its lenders under the Credit Agreement entered into an Amendment and Waiver No. 2 dated as of September 26, 2001 consenting to the terms of the CMBS Transaction.

On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan (as defined below) to pay down a portion of the outstanding principal under the Credit Agreement. As a result of the prepayment, the Company's obligation to make monthly mandatory prepayments from excess cash flow and the restriction limiting dividends to 90% of taxable net income both terminated. The Company recognized a $1.3 million extraordinary loss in the fourth quarter of 2001 relating to the partial write-off of unamortized deferred financing costs as a result of such prepayment.

CMBS Transaction
On December 12, 2001 the Company raised $225 million in gross proceeds from the completion of the CMBS Transaction. Under a Loan and Security Agreement dated as of December 12, 2001, Ventas Finance I, LLC, an indirect, wholly owned consolidated subsidiary of the Company ("Ventas Finance") obtained a loan in the principal amount of $225 million (the "CMBS Loan") from Merrill Lynch Mortgage Lending, Inc., as lender (the "CMBS Lender"). The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125.23 million which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17.97 million which bears interest at LIBOR plus 1.1665%;
(iii) a component in the original principal amount of $8.86 million which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26.83 million which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19.28 million which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly, commencing January 9, 2002. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule and an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006 at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time provided that any prepayment on or before January 9, 2003 must be accompanied by a payment of 1% of the amount of the principal amount prepaid.

The CMBS Loan is secured by liens on the CMBS Properties transferred by Ventas Realty to Ventas Finance and leased to Kindred under the CMBS Master Lease. Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.6 million for the payment of the cost of capital improvements expected to be made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2001 included $5.0 million related to the debt service reserve account for the CMBS Loan.

Monthly rental amounts under the CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month's principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis.

During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month's principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A "Cash Flow Sweep Event" occurs as of any date of determination if (the "Coverage Test") (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied.

The principal maturities of the CMBS Loan for each of the five years following December 31, 2001, including the $211.0 million balloon payment on December 9, 2006, are set forth below in thousands:

Year                                                                      Amount
--------------------------------------------------------------------------------
2002                                                                   $   2,329
2003                                                                       2,559
2004                                                                       2,812
2005                                                                       3,090
2006                                                                     214,210
--------------------------------------------------------------------------------
                                                                       $ 225,000
================================================================================

Derivatives and Hedging
In connection with the 1998 Spin Off and the consummation of the Prior Credit Agreement, the Company entered into an interest rate swap agreement (on a notional amount of $800.0 million outstanding at December 31, 2001) to reduce the impact of changes in interest rates on the Company's floating rate debt obligations (the "1998 Swap"). The original agreement expired in varying amounts through December 2007; however, as discussed below, the 1998 Swap was amended to expire in varying amounts through June 2003. The 1998 Swap provides for the Company to pay a fixed rate of 5.985% and receive LIBOR (floating rate) from the counterparty.

The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels (the "threshold levels"). The threshold levels vary based on the relationship between the Company's debt obligations and the tangible fair value of its assets as defined in the Prior Credit Agreement. As of December 31, 2001, the Company believes that the threshold level under the 1998 Swap was a fair value unrealized loss of $35.0 million and the 1998 Swap was in an unrealized loss position to the Company of $36.4 million.

As of December 31, 2001, the Company was required to have collateral posted under the 1998 Swap of $1.4 million. The $7.7 million letter of credit posted as collateral under the 1998 Swap on December 31, 2001 was reduced to $1.4 million on January 2, 2002. Generally, once the fair value loss exceeds the applicable threshold level, collateral is either posted by the Company or returned to the Company if the value of the 1998 Swap fluctuates by $2.0 million from the value on the last date that a counterparty demands collateral be posted or refunded, as applicable. Under the 1998 Swap, if collateral must be posted, the principal amount of such collateral must equal the difference between the fair value unrealized loss of the 1998 Swap at the time of such determination and the threshold level. If the 1998 Swap continues to decline in value, the Company will have to post additional collateral in the form of cash, letter of credit or other permitted credit support. The Company is permitted to issue up to $15.0 million in principal amount of letters of credit under the $25.0 million revolving credit facility under the Credit Agreement. If the Company should be required to post collateral under the 1998 Swap, the Company expects to post such additional collateral in the form of cash from cash reserves, cash flows from operations, and/or draws on the Company's revolving credit facility under the Credit Agreement up to the principal amount of $15.0 million, net of outstanding letters of credit. However, there can be no assurance that the Company will have sufficient cash to post such additional collateral, if required. On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the Prior Credit Agreement.

On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003, in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. The Company expects to amortize the $21.6 million payment for financial accounting purposes in future periods beginning in July 2003 and ending December 2007. See "Note 2 - Summary of Significant Accounting Policies - Change in Accounting Principles."

On January 31, 2000, the Company entered into a letter agreement with the counterparty to the 1998 Swap for the purpose of amending the 1998 Swap. The letter agreement provides that, for purposes of certain calculations set forth in the 1998 Swap, the parties agree to continue to use certain defined terms set forth in the Prior Credit Agreement.

The notional amount of the 1998 Swap is scheduled to decline from $800.0 million as of December 31, 2001 as follows (in thousands):

Notional Amount                                                             Date
--------------------------------------------------------------------------------
$775,000                                                       December 31, 2002
 --                                                                June 30, 2003

The 1998 Swap is treated as a cash flow hedge. Cash flow hedges address the risk associated with future cash flows of debt transactions. Over time, the unrealized gains and losses held in Accumulated Other Comprehensive Income will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. Assuming no changes in interest rates, the Company estimates that approximately $24.3 million of the current balance held in Accumulated Other Comprehensive Income will be recorded as interest expense within the next twelve months consistent with historical reporting. The amount reclassified into interest expense for the year ended December 31, 2001 was $13.7 million. See "Note 2 - Summary of Significant Accounting Policies - Change in Accounting Principle."

On September 28, 2001, the Company entered into a second interest rate swap agreement (the "2003 - 2008 Swap") with a highly rated counterparty to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate of 5.385% and receives LIBOR from the counterparty to this agreement. The 2003 - 2008 Swap is treated as a cash flow hedge for accounting purposes. There are no collateral requirements under the 2003 - 2008 Swap. The notional amount of the 2003 - 2008 Swap is scheduled to decline from $450.0 million as of December 31, 2001 as follows (in thousands):

Notional Amount                                                             Date
--------------------------------------------------------------------------------
$300,000                                                           June 30, 2006
 150,000                                                           June 30, 2007
 --                                                                June 30, 2008

The Company is exposed to credit loss in the event of nonperformance by the counterparty to an interest rate swap agreement. However, the Company does not anticipate nonperformance by the counterparties to the 1998 Swap or the 2003-2008 Swap. The net interest rate difference incurred on these swap contracts for the years ended December 31, 2001, 2000 and 1999 was $13.8 million payment, $4.3 million receipt and $6.4 million payment, respectively, included in interest expense in the Consolidated Financial Statements.

In accordance with the terms of the CMBS Loan Agreement, on December 11, 2001, Ventas Finance purchased an interest rate cap from a highly rated counterparty (the "Buy Cap"). Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and 2003 - 2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the "Sell Cap") for the same notional value ($225 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company's balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

At December 31, 2001, the 1998 Swap and 2003 - 2008 Swap were reported at their fair value of $27.4 million in liabilities in the Consolidated Balance Sheet. The offsetting adjustment is reported as a deferred loss in Accumulated Other Comprehensive Income. The Buy and Sell Caps are reported at their fair value of approximately $3.1 million in other assets and other liabilities, respectively, in the Consolidated Balance Sheet. The offsetting adjustments for each of these instruments are reported in the Consolidated Statement of Operations and net to zero for the year.

Note 6 - Fair Values of Financial Instruments
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

     . Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments.

     . Investment in Kindred common stock. The fair value is based on the quoted market value on December 31, 2001.

     . Notes receivable from employees: The fair values of the notes receivable from employees are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

     . Interest rate swap and cap agreements: The fair values of the Company's interest rate swap and interest rate cap agreements are based on rates being offered for similar arrangements.

     . Notes payable: The fair values of the Company's borrowings under variable rate agreements approximate their carrying value.

     . United States Settlement: The fair value of the Company's settlement with the United States approximates its carrying value.

At December 31, 2001 and 2000 the carrying amounts and fair values of the Company's financial instruments are as follows (In thousands):

                                                              2001                   2000
---------------------------------------------------------------------------  ------------------------
                                                     Carrying          Fair    Carrying          Fair
                                                      Amount          Value     Amount          Value
---------------------------------------------------------------------------  ------------------------
Cash and cash equivalents                             $ 18,596     $ 18,596    $ 87,401     $ 87,401
Investment in Kindred                                   55,118       55,118          --           --
Purchase interest rate cap (Buy Cap)                     3,051        3,051          --           --
Notes receivable from employees                          3,635        3,324       3,422        2,921
Interest rate swap agreements                           27,430       27,430          --       (4,129)
Notes payable                                          623,368      623,368     886,385      886,385
United States Settlement                                54,747       54,747      96,493       96,493
Commercial Mortgage Backed Securities (CMBS Loan)      225,000      225,000          --           --
Written interest rate cap (Sell Cap)                     3,051        3,051          --           --

Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts the Company would realize in a current market exchange.

Note 7 - Stockholders' Equity and Stock Options
The Company has five plans under which options to purchase Common Stock have been, or may be, granted to officers, employees and non-employee directors and one plan under which certain directors may receive Common Stock of the Company in lieu of directors' fees (the following are collectively referred to as the "Plans"): (1) The 1987 Incentive Compensation Program (Employee Plan); (2) The 2000 Incentive Compensation Plan (Employee Plan); (3) The 1987 Stock Option Plan for Non-Employee Directors; (4) The 2000 Stock Option Plan for Directors; (5) The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; and (6) The Common Stock Purchase Plan for Directors (the "Directors Stock Purchase Plan"). On May 23, 2000, the Company's stockholders voted in favor of the amendment and restatement of the 1997 Stock Option Plan for Non-Employee Directors as the 2000 Stock Option Plan for Directors and the amendment and restatement of the 1997 Incentive Compensation Plan as the 2000 Incentive Compensation Plan (the "2000 Incentive Plan"). As part of the amendment and restatement of the 2000 Incentive Plan, the Company's Board of Directors increased the number of shares reserved for issuance under the 2000 Incentive Plan by 2.22 million shares and increased the maximum number of shares with respect to which stock options can be granted during a calendar year to any given individual to 750,000 shares.

Under the Plans (other than the Directors Stock Purchase Plan), options are exercisable at the market price at the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. The Company has also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. The options and shares of restricted stock that have been granted outside the Plans vest over varying periods and the options are exercisable at the market price at the date of grant and expire ten years from the date of grant. As of December 31, 2001, options for 4,282,858 shares had been granted to eligible participants and remained outstanding (including options granted prior to the 1998 Spin Off and held by Kindred employees) under the provisions of the Plans. As of December 31, 2001, options for 551,361 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding. The Company granted 308,250, 466,705 and 188,500 shares of restricted stock for the years ended December 31, 2001, 2000 and 1999, respectively. The market value of the restricted shares on the date of the award has been recorded as unearned compensation on restricted stock, with the unamortized balance shown as a separate component of stockholders' equity. Unearned compensation is amortized to expense over the vesting period, with charges to operations of approximately $1.7 million in 2001 and $1.3 million for both 2000 and 1999, respectively.

The Company utilizes only the 2000 Incentive Compensation Plan (Employee Plan), the 2000 Stock Option Plan for Directors and the Directors Stock Purchase Plan for option and stock grants and stock issuances. Under the terms of the Ventas, Inc. 2000 Incentive Compensation Plan (Employee Plan), 5,620,000 shares are reserved for grants to employees. Under the terms of the Ventas, Inc. 2000 Stock Option Plan for Directors, 200,000 shares are reserved for grants or issuance to the chairman of the board and non-employee directors. Under the terms of the Directors Stock Purchase Plan, 200,000 shares are reserved for issuance to the chairman of the board and non-employee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option. As of December 31, 2001, the number of shares available for future grants or issuance under the Ventas, Inc. 2000 Incentive Compensation Plan (Employee
Plan), the Ventas, Inc. 2000 Stock Option Plan for Directors, and the Directors Stock Purchase Plan are 2,406,688, 110,250 and 195,168, respectively. No additional grants are permitted under the 1987 Incentive Compensation Program, the 1987 Stock Option Plan for Non-Employee Directors and the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan. As a result the number of shares reserved under these three Plans equals the number of options outstanding under such Plans. As of December 31, 2001, the Company has reserved 2,498,386 shares for issuance under these three Plans.

The following is a summary of stock option activity for the Company in 2001, 2000 and 1999:

A. 2001 Activity

                                                                                      Weighted
                                                          Range of                     Average
Activity                              Shares          Exercise Prices           Exercise Price
----------------------------------------------    ---------------------        ---------------
Outstanding at beginning of year   4,745,636        $0.1231 - $ 26.0476             $  12.7134
   Options Granted                   603,705          5.875 -   12.0600                 7.3180
   Options Exercised                (134,408)        3.3125 -   10.3421                 5.5095
   Options Canceled                 (380,714)        3.3125 -   24.1623                15.6160
----------------------------------------------
Outstanding at end of year         4,834,219             $0. - $26.0476             $  12.0116
==============================================
Exercisable at end of year         4,053,519             $0. - $26.0476             $  12.6054
==============================================

B. 2000 Activity

                                                                                      Weighted
                                                          Range of                     Average
Activity                              Shares          Exercise Prices           Exercise Price
----------------------------------------------    ---------------------       ----------------
Outstanding at beginning of year   5,066,530        $0.1231 - $ 27.0095              $ 13.4575
   Options Granted                   319,739         3.3125 -    4.0000                 3.3481
   Options Exercised                 (19,688)        0.8000 -    3.0595                 1.1228
   Options Canceled                 (620,945)        0.6279 -   27.0095                14.3051
----------------------------------------------
Outstanding at end of year         4,745,636        $0.1231 - $ 26.0476              $ 12.7134
==============================================
Exercisable at end of year         3,631,587        $0.1231 - $ 26.0476              $ 13.2590
==============================================

C. 1999 Activity

                                                                                      Weighted
                                                          Range of                     Average
Activity                              Shares          Exercise Prices           Exercise Price
--------                              ------      ---------------------       ----------------
Outstanding at beginning of year   5,379,229        $0.1231 -  $27.0095              $ 15.6758
   Options Granted                 1,052,000         1.6880 -   12.1875                 5.2289
   Options Exercised                  (7,031)        0.5479 -    0.5479                 0.5479
   Options Canceled               (1,357,668)        1.4774 -   26.0091                15.8066
----------------------------------------------
Outstanding at end of year         5,066,530        $0.1231 -  $27.0095              $ 13.4926
==============================================
Exercisable at end of year         3,046,064        $0.1231 -  $27.0095              $ 13.8731
==============================================

A summary of stock options outstanding at December 31, 2001 follows:

                           Outstanding             Weighted                           Exercisable
                                 as of              Average              Weighted           as of          Weighted
                          December 31,            Remaining               Average    December 31,           Average
Range of Exercise Prices          2001     Contractual Life        Exercise Price            2001    Exercise Price
-------------------------------------------------------------------------------------------------------------------
$0.1231 to $8.0000           1,671,425                  8.0              $ 5.2419       1,190,794          $ 4.9793
$8.0001 to $13.2500            373,030                  5.6               11.4389         298,947           11.4166
$13.2501 to $26.0476         2,789,764                  5.0               16.1441       2,563,778           16.2861
----------------------------------------------------------------------------------------------------
                             4,834,219                  6.1             $ 12.0116       4,053,519         $ 12.6054
====================================================================================================

In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). This standard prescribes a fair value based method of accounting for employee stock options or similar equity instruments and requires certain pro forma disclosures. For purposes of the pro forma disclosures required under Statement 123, the estimated fair value of the options is amortized to expense over the option's vesting period. The estimated fair value of options granted for the years ended December 31, 2001, 2000 and 1999 was approximately $633,300, $135,800 and $1,232,000, respectively.

Pro forma information follows (in thousands, except per share amounts):

                                           2001           2000           1999
-----------------------------------------------------------------------------
Pro forma income (loss)
   available to
   common stockholders                 $ 47,338      $ (69,138)      $ 36,203
Pro forma earnings (loss)
   per common share:
Diluted                                 $  0.68       $  (1.02)       $  0.53

In determining the estimated fair value of the Company's stock options as of the date of grant, a Black-Scholes option pricing model was used with the following assumptions:

                                           2001           2000           1999
-----------------------------------------------------------------------------
Risk-free interest rate                     5.2%           6.7%           6.0%
Dividend yield                              8.0%          14.0%          12.0%
Volatility factors of the
   expected market price
   for the Company's
   common stock                           0.437%         0.567%         0.543%
Weighted average
   expected life of options             9 years        8 years        8 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note 8 - Income Taxes
The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986 as amended (the "Code"), commencing with the year that ended December 31, 1999. The Company intends to continue to operate in such a manner as to enable it to qualify as a REIT. The Company's actual qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests imposed under the Code.

No net provision for income taxes has been recorded in the Consolidated Financial Statements for the years ended December 31, 2000 and 1999 due to the Company's belief that it qualified as a REIT, the distribution of 95% of its 2000 and 1999 taxable income as a dividend and the existence of carryforward operating losses that offset the remaining 2000 and 1999 liability for federal corporate income taxes. As a result of the uncertainties relating to the Company's ability to retain its operating loss carryforwards, the Company has recorded a provision for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The 5.0% effective tax rate for 2001 was determined based on the 35% federal statutory rate plus an incremental state rate less the dividends paid deduction.

The 2001 provision for income taxes consists of the following:

Current tax expense:
--------------------------------------------------------------------------------
Federal                                                                  $2,310
State                                                                       375
                                                                         ------
                                                                          2,685
Less tax included in discontinued operations                                (34)
                                                                         ------
                                                                         $2,651
                                                                         ======

Although the Company believes that it satisfied the requirements to qualify as a REIT for the years ended December 31, 1999, 2000 and 2001 and although the Company intends to continue to qualify as a REIT for the year ended December 31, 2002 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to continue to qualify as a REIT in any such tax year.

The Company believes it has met the annual distribution requirement by payment of 90% of its estimated 2001 taxable income as a result of its three $0.22 per share dividends paid on May 14, 2001, July 23, 2001, and October 1, 2001 and its $0.26 per share dividend paid on January 7, 2002. The Company believes that it met the annual distribution requirement for 2000 as a result of its $0.29 per share dividend on January 15, 2001 and the annual distribution requirement for 1999 as a result of its $0.39 per share dividend paid in February 1999 and its $0.62 per share dividend paid in September 2000. During 1999, the Company was subject to a federal excise tax under REIT regulations of the Code to the extent that required distributions to qualify as a REIT for 1999 were not paid by January 31, 2000 and recorded such expense and liability of $1.5 million in the Consolidated Financial Statements for the year ended December 31, 1999. The Company's dividends for the tax years ended December 31, 1999, 2000 and 2001 constitute ordinary income to the Company's stockholders for tax purposes.

Net taxable income for federal income tax purposes results from net income for financial reporting purposes adjusted for the differences between the financial reporting and tax bases of assets and liabilities, including depreciation, prepaid rent, impairment losses on real estate, the United States Settlement liability, and the deferred gain on the partial termination of the interest rate swap agreement. The net difference between tax bases of the Company's asset and liabilities for federal income tax purposes was $51.4 and $48.3 million more than the book bases of those assets and liabilities for financial reporting for the years ended December 31, 2001 and 2000, respectively.

The Company made no income tax payments for the years ended December 31, 2000 and 1999. The Company utilized net operating loss ("NOL") carryforwards of $1.0 million and $3.0 million in 2000 and 1999, respectively, to offset taxes due on the 5% of undistributed net taxable income of the Company for these years.

The Company received refunds for state and local, franchise and other miscellaneous taxes of $1.9 and $1.1 million for the years ended December 31, 2001 and 2000, respectively. The Company has recorded a tax contingency liability of $7.1 million at December 31, 2001 and $3.7 million at December 31, 2000 for contingencies arising from and prior to the Spin Off. Included in general administrative expenses on the Company's statement of operations is a tax contingency expense of $1.5 million and $2.6 million for 2001 and 2000, respectively, for federal, state, local, franchise and other miscellaneous taxes, net of the Company's receipt of refunds referred to above.

As a former C corporation for federal income tax purposes, the Company potentially remains subject to corporate level taxes for any asset dispositions for the period January 1, 1999 through December 31, 2008 ("built-in gains tax"). The amount of income potentially subject to this special corporate level tax is generally equal to (a) the excess of the fair value of the asset as of December 31, 1998 over its adjusted tax basis as of December 31, 1998, or (b) the actual amount of gain, whichever of (a) and (b) is lower. Some but not all gains recognized during this period of time could be offset by available net operating losses and capital loss carryforwards. The deferred income tax liability of $30.4 million and $30.5 million at December 31, 2001 and 2000, respectively, reflects a previously established liability to be utilized for any built-in gain tax incurred on assets that are disposed of prior to January 1, 2009. During 2001, the Company utilized $0.1 million of the deferred income tax liability in connection with a sales transaction.

On February 3, 2000 the Company received a refund (the "Refund") of approximately $26.6 million from the Internal Revenue Service representing $25.3 million from the refund of income taxes paid by it from 1996 and 1997 and $1.3 million from accrued interest thereon as a result of carrybacks of losses reported in the Company's 1998 federal income tax return. The Company, Ventas Realty and Kindred entered into a stipulation relating to certain of these federal, state and tax refunds (including the Refund) on or about May 23, 2000 (the "Tax Stipulation"). On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement and First Amendment of the Tax Allocation Agreement (the "Tax Refund Escrow Agreement") governing their relative entitlement to certain tax refunds for the tax periods prior to and including May 1, 1998 (the "Subject Periods") that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. See "Note 9 - Transactions with Kindred - The Tax Refund Escrow Agreement and Tax Allocation Agreement."

On October 18, 2000 the Internal Revenue Service completed its review of the Company's federal income tax returns for the tax years ending December 31, 1995 and 1996. During 2001, the Company received a $3.2 million refund as a result of the audit adjustments to the Company's 1995 and 1996 federal income tax returns. These proceeds were deposited into the tax escrow account.

The Internal Revenue Service is currently reviewing the federal income tax returns of the Company for tax years ending December 31, 1997 and 1998. There can be no assurances as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company. However, the resulting tax liabilities, if any, for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of NOL carryforwards (including the NOL carryforwards that were utilized to offset the Company's federal income tax liability for 1999 and 2000), and if the tax liabilities exceed the amount of NOL carryforwards, then from the escrowed amounts under the Tax Refund Escrow Agreement. To the extent such NOL carryforwards and escrowed amounts are not sufficient to satisfy such liabilities, Kindred has indemnified the Company for certain but not all of these tax liabilities under the Tax Allocation Agreement. There can be no assurance that the NOL carryforwards and the escrowed amounts will be sufficient to satisfy these liabilities or that Kindred has any obligation to indemnify the Company for particular liabilities or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its indemnity obligations under the Tax Allocation Agreement or that Kindred will continue to honor such indemnification obligations.

The Company's 1998 federal income tax return reflected capital loss carryforwards of approximately $200.1 million of which $0.6 million was carried back to 1996 and $52.0 million was provided for tax contingencies, the remaining $147.5 million can only be utilized against future capital gains, if any. After fully utilizing NOL carrybacks, the Company also has an NOL carryforward of $13.0 million at December 31, 2001 assuming no utilization in 2001. These amounts can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year's return determine that amounts are owed), if any, remaining after the dividends paid deduction. The Company's ability to utilize tax carryforwards will be subject to a variety of factors, including the Company's dividend distribution policy and the results of its audit. In general, the Company will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds the Company's deduction for dividends paid. The NOL carryforwards expire in 2018 and the capital loss carryforwards expire in 2003.

As a result of the uncertainties relating to the ultimate utilization of favorable tax attributes described above, no net deferred tax benefit has been ascribed to capital loss and net operating loss carryforwards as of December 31, 2001 and 2000. The IRS may challenge the Company's entitlement to these tax attributes during its current review of the Company's tax returns for the 1997 and 1998 tax years. The Company believes it is entitled to these tax attributes, but there can be no assurance as to the outcome of these matters.

Note 9 - Transactions with Kindred
On September 13, 1999 (the "Petition Date"), Kindred filed for protection under the Bankruptcy Code. Kindred emerged from proceedings under the Bankruptcy Code on the Kindred Effective Date pursuant to the terms of the Kindred Reorganization Plan.

In order to govern certain of the relationships between the Company and Kindred after the 1998 Spin Off and to provide mechanisms for an orderly transition, the Company and Kindred entered into certain agreements at the time of the 1998 Spin Off (the "Spin Agreements"). Except as noted below, each written agreement by and among Kindred and the Company and/or Ventas Realty was assumed by Kindred and certain of these agreements were simultaneously amended in accordance with the terms of the Kindred Reorganization Plan.

The Company and Kindred also entered into certain agreements and stipulations and orders both prior to and during the pendency of Kindred's bankruptcy proceedings governing certain aspects of the business relationships between the Company and Kindred prior to the Kindred Effective Date. These agreements and stipulations and orders were terminated on the Kindred Effective Date in accordance with the terms of the Kindred Reorganization Plan.

Set forth below is a description of the material terms of (a) the Kindred Reorganization Plan, (b) certain of the Spin Agreements as assumed by Kindred pursuant to the Kindred Reorganization Plan, including the terms of amendments or restatements of such Spin Agreements, where applicable, (c) those Spin Agreements and other agreements terminated under the Kindred Reorganization Plan, and (d) new agreements entered into between the Company and Kindred in accordance with the Kindred Reorganization Plan.

Summary of the Kindred Reorganization Plan
Under the terms of the Kindred Reorganization Plan, the Company, among other things, (a) retained all rent paid by Kindred through the Kindred Effective Date, (b) amended and restated its leases with Kindred, (c) received 1,498,500 shares of the common stock of Kindred together with certain registration rights,
(d) entered into new agreements relating to the allocation of certain tax refunds and liabilities, and (e) settled certain claims of the United States pertaining to the Company's former healthcare operations.

Master Leases
Under the Kindred Reorganization Plan, Kindred assumed the Prior Master Leases. Those leases were then amended and restated into four agreements styled as amended and restated master leases. In connection with the CMBS Transaction, Ventas Realty removed the CMBS Properties from Master Lease No. 1 and entered into the CMBS Master Lease to cover the CMBS Properties. The CMBS Master Lease contains the same terms as Master Lease No. 1.

On the Kindred Effective Date, the Company also received a $4.5 million cash payment as additional future rent under the Master Leases. The value of the Company's Kindred common stock and the $4.5 million additional future rent will be amortized as future rent over the weighted average remaining term of the Master Leases for financial reporting purposes.

Under the Kindred Reorganization Plan, the Company waived the right to the payment of (a) $18.9 million for the August 1999 unpaid monthly base rent under the Prior Master Leases and (b) approximately $79.5 million representing the difference between the rent required to be paid under the terms of the Prior Master Leases and the rent paid to the Company after the Petition Date and prior to the first calendar month following the Kindred Effective Date pursuant to the terms of a rent stipulation.

Each Master Lease includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the properties covered by the Master Leases. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years from May 1, 1998, subject to certain exceptions, and are subject to three five-year renewal terms.

For a discussion of the rent payable under the Master Leases see "Note 3 - Revenues from Leased Properties."

Under the terms of the Master Leases, the Company has a one-time right to reset the rents under the Master Leases (the "Reset Right"), exercisable 5 years after the Kindred Effective Date on a Master Lease by Master Lease basis, to a then fair market rental rate, for a total fee of $5.0 million payable on a pro-rata basis at the time of exercise under the applicable Master Lease. The Reset Right under the CMBS Master Lease can only be exercised in conjunction with the exercise of the Reset Right under Master Lease No. 1. The Company cannot exercise the Reset Right under the CMBS Master Lease without the prior written consent of the CMBS Lender if, as a result of such reset, the aggregate rent payable for the CMBS Properties would decrease.

As a result of delays in the extended Kindred bankruptcy proceeding, the ultimate outcome of the Kindred Reorganization Plan and the determination that such an amount is uncollectible, the Company wrote off approximately $48.3 million and $34.4 million of rents receivable from tenants for the years ended December 31, 2000 and 1999, respectively. The write-off consists of the following (In thousands):

                                                          2000         1999
----------------------------------------------------------------------------
The difference between the
   minimum monthly base rent
   under the Prior Master Lease
   and the rent stipulation                           $ 48,018     $ 15,000
August 1999 monthly base rent
   under the Prior Master Leases                            --       18,884
Charge for rent due under a lease
   with Kindred under dispute                             (124)         226
Rent due from non-Kindred tenants                          434          308
----------------------------------------------------------------------------
                                                        48,328       34,418
Less write-off included in discontinued operations        (934)        (589)
                                                      --------     --------
                                                      $ 47,394     $ 33,829
===========================================================================


Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow
Agreement
The Tax Allocation Agreement, entered into at the time of the 1998 Spin Off and described in more detail below, was assumed by Kindred under the Kindred Reorganization Plan and then amended and supplemented by the Tax Refund Escrow Agreement, also described below. The Tax Stipulation, entered into by Kindred and the Company during the pendency of the Kindred bankruptcy proceedings, was superseded by the Tax Refund Escrow Agreement.

The Tax Allocation Agreement provides that Kindred will be liable for, and will hold the Company harmless from and against, (i) any taxes of Kindred and its then subsidiaries (the "Kindred Group") for periods after the 1998 Spin Off,
(ii) any taxes of the Company and its then subsidiaries (the "Company Group") or the Kindred Group for periods prior to the 1998 Spin Off (other than taxes associated with the Spin Off) with respect to the portion of such taxes attributable to assets owned by the Kindred Group immediately after completion of the 1998 Spin Off and (iii) any taxes attributable to the 1998 Spin Off to the extent that Kindred derives certain tax benefits as a result of the payment of such taxes. Under the Tax Allocation Agreement, Kindred would be entitled to any refund or credit in respect of taxes owed or paid by Kindred under (i), (ii) or (iii) above. Kindred's liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Company's actual liability for taxes after applying certain tax benefits otherwise available to the Company other than tax benefits that the Company in good faith determines would actually offset tax liabilities of the Company in other taxable years or periods. Any right to a refund for purposes of the Tax Allocation Agreement would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Company.

Under the Tax Allocation Agreement, the Company would be liable for, and would hold Kindred harmless against, any taxes imposed on the Company Group or the Kindred Group other than taxes for which the Kindred Group is liable as described in the above paragraph. The Company would be entitled to any refund or credit for taxes owed or paid by the Company as described in this paragraph. The Company's liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Kindred Group's actual liability for taxes after applying certain tax benefits otherwise available to the Kindred Group other than tax benefits that the Kindred Group in good faith determines would actually offset tax liabilities of the Kindred Group in other taxable years or periods. Any right to a refund would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Kindred Group. See "Note 8 - Income Taxes."

Prior to and during the Kindred bankruptcy, the Company and Kindred were engaged in disputes regarding the entitlement to federal, state and local tax refunds for the Subject Periods which had been received or which would be received by either company. Under the terms of the Tax Stipulation, the companies agreed that the proceeds of certain federal, state and local tax refunds for the Subject Periods, received by either company on or after September 13, 1999, with interest thereon from the date of deposit at the lesser of the actual interest earned and 3% per annum, were to be held by the recipient of such refunds in segregated interest bearing accounts.

On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement governing their relative entitlement to certain tax refunds for the Subject Periods that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. Under the terms of the Tax Refund Escrow Agreement, refunds ("Subject Refunds") received on or after September 13, 1999 by either Kindred or the Company with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998, or including May 1, 1998 and received on or after September 13, 1999 ("Subject Taxes") must be deposited into an escrow account with a third-party escrow agent on the Kindred Effective Date.

The Tax Refund Escrow Agreement provides, inter alia, that each party must notify the other of any asserted Subject Tax liability of which it becomes aware, that either party may request that asserted liabilities for Subject Taxes be contested, that neither party may settle such a contest without the consent of the other, that each party has the right to participate in any such contest, and that the parties generally must cooperate with regard to Subject Taxes and Subject Refunds and will mutually and jointly control any audit or review process related thereto.

The funds in the escrow account (the "Escrow Funds") may be released from the escrow account to pay Subject Taxes and as otherwise provided therein.

The Tax Refund Escrow Agreement provides generally that Kindred and the Company waive their rights under the Tax Allocation Agreement to make claims against each other with respect to Subject Taxes satisfied by the Escrow Funds, notwithstanding the indemnification provisions of the Tax Allocation Agreement. To the extent that the Escrow Funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, "Excess Taxes"), the relative liability of Kindred and the Company to pay such Excess Taxes shall be determined as provided in the Tax Refund Escrow Agreement. Disputes under the Tax Refund Escrow Agreement, and the determination of the relative liability of Kindred and the Company to pay Excess Taxes, if any, are governed by the arbitration provision of the Tax Allocation Agreement.

Interest earned on the Escrow Funds or included in refund amounts received from governmental authorities will be distributed equally to each of Kindred and the Company on an annual basis and are accrued as interest income on the Consolidated Statement of Operations. Any Escrow Funds remaining in the escrow account after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and the Company. At December 31, 2001, approximately $14.9 million of disputed Subject Refunds and accrued interest, representing 50% of the Escrow Funds, is recognized in restricted cash on the Company's Consolidated Balance Sheet.

Agreement of Indemnity - Third Party Leases
In connection with the 1998 Spin Off, the Company assigned its former third party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a guarantor of tenant obligations to Kindred (the "Third Party Leases"). The lessors of these properties may claim that the Company remains liable on the Third Party Leases assigned to Kindred. Under the terms of the Agreement of Indemnity - Third Party Leases, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Leases assigned by the Company to Kindred. Either prior to or following the 1998 Spin Off, the tenant's rights under a subset of the Third Party Leases were assigned or sublet to third parties unrelated to Kindred (the "Subleased Third Party Leases"). If Kindred or such third party subtenants are unable to or do not satisfy the obligations under any Third Party Lease assigned by the Company to Kindred, and if the lessors prevail in a claim against the Company under the Third Party Leases, then the Company may be liable for the payment and performance of the obligations under any such Third Party Lease. The Company believes it may have valid legal defenses to any such claim by certain lessors under the Third Party Leases. However, there can be no assurance the Company would prevail in a claim brought by a lessor under a Third Party Lease. In the event that a lessor should prevail in a claim against the Company, the Company may be entitled to receive revenues from those properties that would mitigate the costs incurred in connection with the satisfaction of such obligations. The Third Party Leases relating to nursing facilities, hospitals, offices and warehouses have remaining terms (excluding renewal periods) of 1 to 10 years. The Third Party Leases relating to ground leases have remaining terms from 1 to 80 years. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity - Third Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Agreement of Indemnity - Third Party Leases or that Kindred will continue to honor its obligations under the Agreement of Indemnity - Third Party Leases. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity - Third Party Leases, then the Company may be liable for the payment and performance of such obligations. Under the Kindred Reorganization Plan, Kindred has agreed not to renew or extend any Third Party Lease unless it first obtains a release of the Company from liability under such Third Party Lease.

The total aggregate remaining minimum rental payments under the Third Party Leases are as follows (in thousands):

                       Skilled                                           Sub-leased
                       Nursing                              Office      Third Party
                    Facilities    Hospitals         Land    Leases           Leases       Other        Total
------------------------------------------------------------------------------------------------------------
2002                   $ 1,407      $ 2,225        $ 526      $ 50          $ 1,375       $ 292      $ 5,875
2003                     1,054        2,225          497        --            1,224         265        5,265
2004                       942        2,225          473        --            1,117         265        5,022
2005                       716        1,925          473        --            1,117         265        4,496
2006                       235        1,025          552        --            1,117          88        3,017
   Thereafter               --        2,050       11,754        --            4,839          --       18,643
------------------------------------------------------------------------------------------------------------
                       $ 4,354     $ 11,675     $ 14,275      $ 50         $ 10,789     $ 1,175     $ 42,318
============================================================================================================

Agreement of Indemnity - Third Party Contracts
In connection with the 1998 Spin Off, the Company assigned its former third party guaranty agreements to Kindred (the "Third Party Guarantees"). The Company may remain liable on the Third Party Guarantees assigned to Kindred. Under the terms of the Agreement of Indemnity - Third Party Contracts, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Guarantees assigned by the Company to Kindred. If Kindred is unable to or does not satisfy the obligations under any Third Party Guarantee assigned by the Company to Kindred, then the Company may be liable for the payment and performance of the obligations under any such agreement.

The Third Party Guarantees were entered into in connection with certain acquisitions and financing transactions. The Company believes that the aggregate exposure under these guarantees is approximately $38.0 million. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity - Third Party Contracts. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the Agreement of Indemnity - Third Party Contracts or that Kindred will continue to honor its obligations under the Agreement of Indemnity - Third Party Contracts. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity - Third Party Contracts, then the Company may be liable for the payment and performance of such obligations.

Assumption of Certain Operating Liabilities and Litigation
In connection with the 1998 Spin Off, Kindred agreed in various Spin Agreements to assume and to indemnify the Company for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off. The indemnification provided by Kindred also covers losses, including costs and expenses, which may arise from any future claims asserted against the Company based on these healthcare operations. In addition, at the time of the 1998 Spin Off, Kindred agreed to assume the defense, on behalf of the Company, of any claims that were pending at the time of the 1998 Spin Off, and which arose out of the ownership or operation of the healthcare operations. Kindred also agreed to defend, on behalf of the Company, any claims asserted after the 1998 Spin Off which arise out of the ownership and operation of the healthcare operations. Under the Kindred Reorganization Plan, Kindred assumed and agreed to perform its obligations under these indemnifications. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the 1998 Spin Off or that Kindred will continue to honor its obligations incurred in connection with the 1998 Spin Off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then the Company may be liable for the payment and performance of such obligations and may have to assume the defense of such claims.

Kindred Common Stock and Registration Rights Agreement
On the Kindred Effective Date, Ventas Realty received 1,498,500 shares of the common stock in Kindred, representing not more than 9.99% of the issued and outstanding common stock in Kindred as of the Kindred Effective Date. Based on applicable laws, regulations, advice from experts, an appraisal, the trading performance of the Kindred common stock at the applicable time and other appropriate facts and circumstances, including the illiquidity and lack of registration of the Kindred common stock when received and the Company's lack of significant influence over Kindred, the Company determined that the value of the Kindred common stock was $18.2 million on the date received by Ventas Realty. The Kindred common stock received by Ventas Realty is subject to dilution from stock issuances occurring after the Kindred Effective Date. The Kindred common stock was issued to the Company as additional future rent in consideration of the Company's agreement to charge the base rent as provided in the Master Leases.

On the Kindred Effective Date, Kindred executed and delivered to Ventas Realty and other signatories, a Registration Rights Agreement, which, among other things, provides that Kindred must file a shelf registration statement with respect to the Kindred common stock and keep such registration statement continuously effective for a period of two years with respect to such securities (subject to customary exceptions). The shelf registration statement was declared effective on November 7, 2001.

The Company disposed of 418,186 shares of Kindred common stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred common stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred common stock as a prepayment on the Company's indebtedness under the Credit Agreement. The Company declared a distribution of 334,886 shares of Kindred common stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of Common Stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of Common Stock in the Company). For purposes of the 2001 dividend, the Kindred common stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share. Kindred common stock reserved for this dividend is segregated on the Consolidated Balance Sheet at December 31, 2001.

Terminated Agreements
The Participation Agreement and the Development Agreement, both executed in connection with the 1998 Spin Off, were terminated on the Kindred Effective Date. The Second Standstill Agreement and the Tolling Agreement, both entered into by the Company and Kindred in April 1999, and the Tax Stipulation and the Rent Stipulation were all terminated on the Kindred Effective Date and are of no further force or effect.

Settlement of United States Claims
Kindred and the Company were the subject of investigations by the United States Department of Justice regarding the Company's prior healthcare operations, including matters arising from lawsuits filed under the qui tam, or whistleblower, provision of the Federal Civil False Claims Act, which allows private citizens to bring a suit in the name of the United States. See "Note 12
- Litigation." The Kindred Reorganization Plan contains a comprehensive settlement of all of these claims by the United States (the "United States Settlement").

Under the United States Settlement, the Company will pay $103.6 million to the United States, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. The Company made the first three quarterly installments under the United States Settlement through December 31, 2001.

The Company also paid approximately $0.4 million to legal counsel for the relators in the qui tam actions. In the fourth quarter of 2000, the Company recorded the full amount of the obligation under the United States Settlement for $96.5 million based on an imputed interest rate of 10.75%.

Note 10 - Commitments and Contingencies
The Company has a third party obligation that arises out of certain bonds that were, and may continue to be, issued by the Company to residents of an assisted living facility that is owned by the Company, and leased to and operated by Atria, Inc. ("Atria"). Proceeds from the bonds are paid to and utilized by Atria. The obligation to repay the bonds is secured by a certain Mortgage and Trust Indenture (the "Atria Mortgage") that encumbers (among other property) the assisted living facility. Based solely upon the most current information obtained by the Company from Atria, the Company believes that the aggregate principal amount of the indebtedness evidenced by the bonds is currently approximately $29.4 million. Pursuant to a series of documents and instruments executed in connection with the Company's spin off of its assisted living operations and related assets and liabilities to Atria in 1996, including the lease by and between Atria and the Company (the "Atria Lease"), Atria has assumed and agreed to repay the indebtedness evidenced by the bonds and has agreed to indemnify and hold the Company harmless from and against all amounts the Company may be obligated to pay under the Atria Mortgage, including the obligation to repay the bonds. The Company may remain the primary obligor under the bonds and the Atria Mortgage. If Atria is unable or unwilling to satisfy these obligations, the Company may be liable for such obligations. There can be no assurance that Atria will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Atria Mortgage and the bonds or that Atria will continue to honor its obligations under the Atria Mortgage and the bonds. The payment or performance of these obligations by the Company could have a Material Adverse Effect on the Company. The Company is currently engaged in efforts to have itself released from liability under the bonds and the Atria Mortgage. A lawsuit is pending between Atria and the Company wherein Atria is seeking, among other things, a declaration that Atria's indemnity obligation in favor of the Company relative to the bonds is void and unenforceable. There can be no assurance, however, that the Company will be successful in its attempts to be released from this liability. See "Note 12 - Litigation - Other Litigation."

The Company may be subject to certain liabilities assumed by Kindred in connection with the 1998 Spin Off. See "Note 9 -Transactions with Kindred."

Note 11 - Earnings Per Share
The following table shows the amounts used in computing basic and diluted earnings per share (In thousands, except per share amounts):

                                                                        Year Ended   Year Ended      Year Ended
                                                                      December 31, December 31,    December 31,
                                                                              2001         2000            1999
---------------------------------------------------------------------------------------------------------------
Numerator for Basic and Diluted Earnings Per Share:
   Income (loss) before Discontinued Operations and Extraordinary Item    $ 51,207    $ (62,528)       $ 40,862
   Discontinued Operations                                                     681        1,283           1,673
   Extraordinary Loss                                                       (1,322)      (4,207)             --
---------------------------------------------------------------------------------------------------------------
   Net Income (loss)                                                      $ 50,566    $ (65,452)       $ 42,535
===============================================================================================================
Denominator:
   Denominator for Basic Earnings Per Share - Weighted Average Shares       68,409       68,010          67,754
   Effect of Dilutive Securities:
     Stock Options                                                             810           67              15
     Time Vesting Restricted Stock Awards                                      144           54             220
---------------------------------------------------------------------------------------------------------------
     Dilutive Potential Common Stock                                           954          121             235
---------------------------------------------------------------------------------------------------------------
   Denominator for Diluted Earnings Per Share - Adjusted Weighted Average   69,363       68,131          67,989
===============================================================================================================
Basic Earnings (loss) Per Share:
   Income (loss) before Discontinued Operations and Extraordinary Item     $  0.75    $   (0.92)        $  0.60
   Discontinued Operations                                                    0.01          .02            0.03
   Extraordinary Loss                                                        (0.02)       (0.06)             --
---------------------------------------------------------------------------------------------------------------
   Net Income (loss)                                                       $  0.74    $   (0.96)        $  0.63
===============================================================================================================
Diluted Earnings (loss) Per Share:
   Income (loss) before Discontinued Operations and Extraordinary Item     $  0.74    $   (0.92)        $  0.60
   Discontinued Operations                                                    0.01          .02            0.03
   Extraordinary Loss                                                        (0.02)       (0.06)             --
---------------------------------------------------------------------------------------------------------------
   Net Income (loss)                                                       $  0.73    $   (0.96)        $  0.63
===============================================================================================================

Options to purchase 3.1 million shares of Common Stock ranging from $10.8125 to $26.0476 were outstanding at December 31, 2001, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2001 and, therefore, the effect would be anti-dilutive. Options to purchase 3.4 million shares of Common Stock ranging from $5.885 to $26.0476 were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the year ended December 31, 2000 and, therefore, the effect would be anti-dilutive. Options to purchase 5.1 million shares of Common Stock ranging from $5.890 to $27.820, were outstanding at December 31, 1999 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 12 - Litigation
Legal Proceedings Defended and Indemnified by Kindred Under the Spin
Agreements
The following litigation and other matters arose from the Company's operations prior to the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the Spin Agreements, Kindred agreed to assume the defense, on behalf of the Company, of any claims that (a) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (b) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify the Company for any fees, costs, expenses and liabilities arising out of such operations (the "Indemnification"). Kindred is presently defending the Company in the matters described below. Under the Kindred Reorganization Plan, Kindred assumed and agreed to abide by the Indemnification and to defend the Company in these and other matters as required under the Spin Agreements. See "Note 9 - Transactions with Kindred - Assumption of Certain Operating Liabilities and Litigation." However, there can be no assurance that Kindred will continue to defend the Company in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred's public filings and information provided to the Company by Kindred. There can be no assurance that Kindred has provided the Company with complete and accurate information in all instances.

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc. et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The putative class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company. The complaint alleges that the Company and certain current and former executive officers of the Company during a specified time frame violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company's current operations and the inherent value of the Company's Common Stock. The complaint further alleges that as a result of these purported false and misleading statements concerning the Company's revenues and successful acquisitions, the price of the Company's Common Stock was artificially inflated. The suit seeks damages in an amount to be proven at trial, pre-judgment and post-judgment interest, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. On December 27, 2001, the parties filed a motion for the District Court to approve a settlement among the parties requiring the payment of $3.0 million to the certified class. The proposed settlement does not require any payments by the Company. A hearing to consider the settlement has been scheduled for May 13, 2002. There can be no assurance the settlement will be approved by the District Court. If the settlement is not approved by the District Court, Kindred, on behalf of the Company, intends to continue to defend this action vigorously.

A stockholder derivative suit entitled Thomas G. White on behalf of Kindred, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The suit purports to have been brought on behalf of Kindred and the Company against certain current and former executive officers and directors of Kindred and the Company. The complaint alleges, among other things, that the defendants damaged Kindred and the Company by engaging in violations of the securities laws, including engaging in insider trading, fraud and securities fraud and damaging the reputation of Kindred and the Company. The plaintiff asserts that such actions were taken deliberately, in bad faith and constitute breaches of the defendants' duties of loyalty and due care. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys' fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure that the plaintiff has an effective remedy. The Company believes that the allegations in the complaint are without merit. Kindred has informed the Company that it also believes the allegations in the complaint are without merit, and intends to defend this action vigorously for and on behalf of the Company.

A class action lawsuit entitled Sally Pratt, et al. v. Ventas, Inc. et al. was filed on May 25, 2001 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-01CV-317-H). The putative class action complaint alleges that the Company and certain current and former officers and employees of the Company engaged in a fraudulent scheme to conceal the true nature and substance of the 1998 Spin Off resulting in (a) a violation of the Racketeer Influenced and Corrupt Organizations Act, (b) bankruptcy fraud, (c) common law fraud, and (d) a deprivation of plaintiffs' civil rights. The plaintiffs allege that the defendants failed to act affirmatively to explain and disclose the fact that the Company was the entity that had been known as Vencor, Inc. prior to the 1998 Spin Off and that a new separate and distinct legal entity assumed the name of Vencor, Inc. after the 1998 Spin Off. The plaintiffs contend that the defendants filed misleading documents in the plaintiffs' state court lawsuits that were pending at the time of the 1998 Spin Off and that the defendants deceptively used the bankruptcy proceedings of Vencor, Inc. (now known as Kindred Healthcare, Inc.) to stay lawsuits against the Company. As a result of these actions, the plaintiffs maintain that they and similarly situated individuals suffered and will continue to suffer severe financial harm. The suit seeks compensatory damages (trebled with interest), actual and punitive damages, reasonable attorneys' fees, costs and expenses, declaratory and injunctive and any and all other relief to which the plaintiffs may be entitled. This action was dismissed in its entirety on February 4, 2002. The plaintiffs filed a motion requesting that the dismissal be altered to allow the plaintiffs to resume this action if they are unable to obtain relief in the Kindred proceedings in the Bankruptcy Court. The plaintiffs have filed a motion with the Kindred Bankruptcy Court requesting, among other things, that the Kindred Bankruptcy Court set aside portions of the releases of the Company contained in the Kindred Reorganization Plan, as such releases apply to the plaintiffs. Kindred, on behalf of the Company, is vigorously contesting these motions.

Kindred and the Company were informed by the Department of Justice that they were the subject of ongoing investigations into various aspects of the Company's former healthcare operations. In the United States Settlement, documented in the Kindred Reorganization Plan, the United States, the Company and Kindred resolved all claims arising out of the investigations by the Department of Justice and the Office of Inspector General including the pending qui tam, or whistleblower, actions. Under the United States Settlement, the United States was required to move to dismiss with prejudice to the United States and the relators (except for certain claims which will be dismissed without prejudice to the United States in certain of the cases) the pending qui tam actions as against the Company, Kindred and any current or former officers, directors and employees of either entity. All pending qui tam actions against the Company have been resolved and dismissed by the United States Settlement.

Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is a party to certain legal actions and regulatory investigations that arise from the normal course of its prior healthcare operations which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither the Company nor Kindred is able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Center for Medicare and Medicaid Services (formerly known as United States Healthcare Financing Administration) ("CMS") or other regulatory agencies will not initiate additional investigations related to Kindred's business or the Company's prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred's liquidity, financial position or results of operations, which in turn could have a Material Adverse Effect on the Company.

Unasserted Claims - Potential Liabilities Due to Fraudulent Transfer Considerations, Legal Dividend Requirements and Other Claims

The Company
The 1998 Spin Off, including the simultaneous distribution of the Kindred common stock to the Ventas stockholders (the "Distribution"), is subject to review under fraudulent conveyance laws. In addition, the 1998 Spin Off is subject to review under state corporate distribution and dividend statutes. Under Delaware law, a corporation may not pay a dividend to its stockholders if (i) the net assets of the corporation do not exceed its capital, unless the amount proposed to be paid as a dividend is less than the corporation's net profits for the current and/or preceding fiscal year in which the dividend is to be paid, or
(ii) the capital of the corporation is less than the aggregate amount allocable to all classes of its stock. The Company believes that the Distribution was proper and that the 1998 Spin Off was consummated entirely in compliance with Delaware law. There is no certainty, however, that a court would reach the same conclusions in determining whether the Company was insolvent at the time of, or after giving effect to, the 1998 Spin Off or whether lawful funds were available for the 1998 Spin Off.

Other Legal Proceedings
The Company and Atria, Inc. ("Atria") have been engaged in ongoing discussions regarding the parties' respective rights and obligations relative to the issuance of mortgage resident bonds (the "Bonds") to the new residents of New Pond Village, a senior housing facility in Walpole, Massachusetts, owned by the Company and leased to and operated by Atria. See "Note 10 - Commitment and Contingencies." On August 6, 2001, Atria filed a lawsuit styled Atria, Inc. v. Ventas Realty, Limited Partnership in the Superior Court Department of the Trial Court in Norfolk County, Massachusetts (Civil Action Number 01 01233). The complaint alleges that the Company has a duty to sign and issue Bonds to new residents of New Pond Village and that, as a result of an alleged failure of the Company to issue Bonds, the Company has, among other things, breached contractual obligations under the Bond Indenture. The complaint seeks a declaration that Atria's indemnity obligation in favor of the Company relating to the Bonds is void and unenforceable and injunctive and declaratory relief requiring the Company to sign and issue Bonds to new residents of New Pond Village. The complaint also seeks damages, interest, attorneys' fees and other costs. The Company believes that the allegations in the complaint are without merit. The Company's motion to dismiss was denied by trial court. The trial court's decision was affirmed by an appellate court on January 24, 2002. The Company has asserted counterclaims against Atria and the Company intends to defend this action and pursue its counterclaims vigorously.

The Company is a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black Diamond International Funding, Ltd. and BDC Finance, LLC (collectively "Black Diamond"), have asserted counterclaims against the Company under theories of breach of contract, tortious interference with contract and abuse of process. These counterclaims allege, among other things, that the Company wrongfully, and in violation of the terms of the Prior Credit Agreement, (a) failed to recognize an assignment to Black Diamond of certain notes issued under the Prior Credit Agreement, (b) failed to issue to Black Diamond new notes under the Prior Credit Agreement, and (c) executed the Waiver and Extension Agreement between the Company and its lenders in October 1999. The counterclaims further claim that the Company acted tortiously in commencing the action against the defendants. The counterclaims seek damages of $11,796,875 (the principal amount of the Company's Bridge Loan under the Prior Credit Agreement claimed to have been held by Black Diamond), plus interest, costs and fees, and additional unspecified amounts to be proven at trial; in addition Black Diamond is seeking a declaration that the 1999 Waiver and Extension Agreement is void and unenforceable.

The Company disputes the material allegations contained in Black Diamond's counterclaims and the Company intends to pursue its claims and defend the counterclaims vigorously.

The Company is party to various lawsuits arising in the normal course of the Company's business. It is the opinion of management that, except as set forth in this Note 12, the disposition of these lawsuits will not, individually or in the aggregate, have a Material Adverse Effect on the Company. If management's assessment of the Company's liability with respect to these actions is incorrect such lawsuits could have a Material Adverse Effect on the Company.

Except for the United States Settlement, no provision for liability, if any, resulting from the aforementioned litigation has been made in the consolidated financial statements as of December 31, 2001.

Note 13 - Capital Stock
The authorized capital stock of the Company at December 31, 2001 and 2000 consisted of 180,000,000 shares of Common Stock, par value of $0.25 per share, and 10,000,000 shares of preferred stock of which 300,000 shares have been designated Series A Participating Preferred Stock.

In order to preserve the Company's ability to maintain REIT status, the Company's certificate of incorporation provides that if a person acquires beneficial ownership of greater than 9% of the outstanding stock of the Company, the shares that are beneficially owned in excess of such 9% limit are deemed to be "Excess Shares." Excess Shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Board of Directors of the Company. The trust is entitled to all dividends with respect to the Excess Shares and the trustee may exercise all voting power over the Excess Shares.

The Company has the right to buy the Excess Shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the Excess Shares, or (2) the market price on the date the Company buys the shares. The Company has the right to defer payment of the purchase price for the Excess Shares for up to five years. If the Company does not purchase the Excess Shares, the trustee of the trust is required to transfer the Excess Shares at the direction of the Board of Directors. The owner of the Excess Shares is entitled to receive the lesser of the proceeds from the sale of the Excess Shares or the original purchase price for such Excess Shares; any additional amounts are payable to the beneficiary of the trust.

Under the Company's certificate of incorporation, certain holders ("Existing Holders") who owned the Company's Common Stock in excess of the foregoing limits on the date of the 1998 Spin Off, are not subject to the general ownership limits applicable to other stockholders. Existing Holders are generally permitted to own up to the same percentage of the Company's Common Stock that was owned on the date of the 1998 Spin Off, provided such ownership does not jeopardize the Company's status as a REIT. The only Existing Holder is Tenet Healthcare Corporation ("Tenet"). Since the date of the 1998 Spin Off, Tenet has owned approximately 12% of the Company's Common Stock. There are certain provisions under the Code that provide that any ownership interest that Tenet may purchase in Kindred may be attributed to the Company. If as a result of any such attribution, the Company is deemed to own 10% or more of the issued and outstanding Kindred common stock, the Company may lose its REIT status. Under the Company's certificate of incorporation, under a formal interpretation by the Board of Directors, if Tenet purchases any Kindred common stock while Tenet owns 10% or more of the Company's issued and outstanding Common Stock, then all of Tenet's holdings of the Company's Common Stock in excess of 9.99% will automatically become "Excess Shares" in the Company and will be deemed to be owned by a trust for the benefit of a third party and Tenet will have no legal title to such "Excess Shares" in the Company. Tenet would have the limited right to receive certain distributions on and a certain portion of the proceeds of a sale of such "Excess Shares" in the Company. The Company believes that, based upon applicable tax authorities and decisions and advice from the Internal Revenue Service, all common stock underlying warrants and options issued by Kindred and performance shares issued by Kindred will be deemed outstanding for purposes of calculating the Company's ownership percentage under the 10% securities test. In addition, since the Kindred Effective Date, Kindred issued additional shares of Kindred common stock and the Company disposed of 418,186 shares of Kindred common stock, so that as of January 27, 2002 Ventas Realty owned not more than 6.2% of the issued and outstanding stock of Kindred. Accordingly, the Company believes that for purposes of the 10% securities test, its ownership percentage in Kindred has been and will continue to be materially less than 9.99%.

The Company's Board of Directors is empowered to grant waivers from the "Excess Share" provisions of the Company's Certificate of Incorporation. One such waiver is currently in effect permitting a stockholder to own over 9% of the Common Stock but in no event more than 9.9% of the Common Stock as measured by the Code. The Company believes that no stockholder, other than Tenet, currently owns 10% or more of the Common Stock as measured by the Code.

The Company has issued Preferred Stock Purchase Rights (the "Rights") pursuant to the terms of the Rights Agreement, dated July 20, 1993, as amended, with National City Bank as Rights Agent (the "Rights Agreement"). Under the terms of the Rights Agreement, the Company declared a dividend of one Right for each outstanding share of Common Stock of the Company to common stockholders of record on August 1, 1993. Each Right entitles the holder to purchase from the Company one-hundredth of a share of Series A Preferred Stock at a purchase price of $110. A total of 300,000 shares of Series A Preferred Stock are subject to the Rights.

The Rights have certain anti-takeover effects and are intended to cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of the Rights being acquired.

Under the terms of the Rights Agreement, if at such time as any person becomes the beneficial owner of 9.9% or more of the Common Stock (an "Acquiring Person"), (i) the Company is involved in a merger or other business combination in which the Common Stock is exchanged or changed (other than a merger with a person or group which both (a) acquired Common Stock pursuant to a Permitted Offer (as defined below) and (b) is offering not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer) or (ii) 50% or more of the Company's assets or earning power are sold, the Rights become exercisable for that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Flip-over"). A "Permitted Offer" is a tender or exchange offer which is for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not Acquiring Persons or affiliates, associates, nominees or representatives of an Acquiring Person, to be adequate and otherwise in the best interests of the Company and its stockholders (other than the person or any affiliate or associate thereof on whose behalf the offer is being made) taking into account all factors that such directors deem relevant.

In the event any person becomes an Acquiring Person, for a 60 day period after such event, if the Flip-over right is not also triggered, the Rights become exercisable for that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued), a common stock equivalent having a market value of two times the exercise price of the Right.

Upon any person becoming an Acquiring Person (other than pursuant to a Permitted Offer), any rights issued to or beneficially owned by such Acquiring Person become null and void and thereafter may not be transferred to any other person.

Certain persons and transactions are exempted from the operation of the Rights. Prior to a person becoming an Acquiring Person, the Board has the power to amend the Rights Agreement or cause the redemption of the Rights, at a purchase price of $0.01 in cash per Right. After the time a person becomes an Acquiring Person, the Board can only amend the Rights Agreement to make changes that do not adversely affect the interests of the holders of Rights. For purposes of the Rights Agreement a person is not deemed to be the beneficial owner of securities designated as Excess Shares under the Company's Certificate of Incorporation.

The Company's Distribution Reinvestment and Stock Purchase Plan (the "Plan" or "DRIP") was declared effective by the Securities and Exchange Commission on December 31, 2001. Under the Plan's terms, existing stockholders may purchase shares of Common Stock in the Company by reinvesting all or a portion of the cash distribution on their shares of the Company's Common Stock. In addition, existing stockholders of the Company, as well as new investors may purchase shares of Common Stock in the Company by making optional cash payments.

Note 14 - Related Party Transactions
At December 31, 2001 and 2000, the Company had receivables of approximately $3.6 million and $3.4 million, respectively, due from certain current and former executive officers of the Company. The loans include interest provisions (with a 5.7% average rate) and were to finance the income taxes payable by the executive officers resulting from: (i) the 1998 Spin Off and (ii) vesting of Restricted Shares. The loans are payable over periods ranging from four years to ten years with the majority of the obligations amortizing quarterly. Interest expense on the 1998 Spin Off note in the principal amount of $2.6 million at December 31, 2001, is forgiven on a periodic basis, provided that the officer remains an employee of the Company (the "1998 Spin Off Note"). Interest expense on the note relating to taxes paid for the vested portion of Restricted Shares (the "Restricted Share Note") is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control of the Company (as defined in the relevant employment agreement) or upon termination of the officer without cause (as defined in the relevant employment agreement), the principal balance of the Restricted Share Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The 1998 Spin Off Note is not secured.

On October 15, 1998, the Company acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. ("Tangram"). Tangram is a wholly owned subsidiary of Res-Care, Inc. ("Res-Care") of which a director of the Company is the Chairman, President and Chief Executive Officer and another director of the Company is a member of its board of directors. The Company leases the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2001, 2000 and 1999, Tangram has paid the Company approximately $779,000, $754,000 and $733,800, respectively, in rent payments.

On February 29, 2000, the Company entered into a Separation and Release Agreement (the "Separation Agreement") with the former Executive Vice President and Chief Financial Officer ("CFO") of the Company. The Separation Agreement was entered into in connection with his resignation as Executive Vice President and CFO of the Company, effective February 9, 2000 (the "Termination Date"). The Separation Agreement provided for a lump sum severance payment of approximately $510,000 and certain other consideration from the Company, and an extension of certain employee benefits for a one-year period following the Termination Date.

The Company entered into a Separation Agreement and Release of Claims (the "Ladt Separation Agreement ") with Thomas T. Ladt pursuant to which Mr. Ladt resigned as President, Chief Executive Officer and Chief Operating Officer of the Company and from the Board of Directors of the Company as of March 5, 1999. The Ladt Separation Agreement provides for a lump sum payment of approximately $1.3 million and certain other consideration from the Company, and an extension of certain employee benefits for a two-year period following the date of his resignation. The Company further agreed to amend a tax loan that the Company had made to Mr. Ladt to provide that no principal or interest payments would be due under such tax loan prior to March 5, 2004.

Note 15 - Quarterly Financial Information (Unaudited)
Summarized unaudited consolidated quarterly information for the years ended December 31, 2001 and 2000 is provided below (amounts in thousands, except per share amounts).

                                                      First        Second            Third          Fourth
For the Quarters Ended 2001                          Quarter       Quarter          Quarter         Quarter
--------------------------------------------------------------------------------------------------------------
Revenues                                            $ 46,847      $ 46,899         $ 47,002      $   62,010
Income before Extraordinary Item                      10,579         8,105            9,157          24,047
Extraordinary Item                                        --            --               --          (1,322)
Net Income                                            10,579         8,105            9,157          22,725(1)
Earnings per share
   Basic
     Income before Extraordinary Item               $   0.16      $   0.12         $    0.13     $     0.35(1)
     Extraordinary Loss                                   --            --                --          (0.02)
     Net Income                                     $   0.16      $   0.12         $    0.13     $     0.33(1)
   Diluted
     Income before Extraordinary Item               $   0.15      $   0.12         $    0.13     $     0.35(1)
     Extraordinary Loss                                   --            --                --          (0.02)
     Net Income                                     $   0.15      $   0.12         $    0.13     $     0.33(1)
Dividends declared                                        --      $   0.22         $    0.44     $     0.26

                                                      First        Second             Third         Fourth
For the Quarters Ended 2000                          Quarter       Quarter           Quarter        Quarter
---------------------------------------------------------------------------------------------------------------
Revenues                                            $ 58,045      $ 58,906          $ 59,805     $   61,294
Income (Loss) before Extraordinary Item                6,940         7,512             8,581        (84,278)(2)
Extraordinary Loss                                    (4,207)           --                --             --
Net Income (Loss)                                      2,733         7,512             8,581        (84,278)(2)
Earnings per share
   Basic
   Income (Loss) before Extraordinary Item          $   0.10      $   0.11          $   0.13     $    (1.24)(2)
   Extraordinary Loss                                  (0.06)           --                --             --
   Net Income (Loss)                                $   0.04      $   0.11          $   0.13     $    (1.24)(2)
   Diluted
   Income (Loss) before Extraordinary Item          $   0.10      $   0.11          $   0.13     $    (1.24)(2)
Dividends declared                                        --            --          $   0.62     $     0.29

(1)  Reflects the gain from the sale and distribution of Kindred common stock.

(2) Reflects the charge for the United States Settlement and the waiver fee on the Credit Agreement.

Note 16--Condensed Consolidating Information





   The following summarizes the condensed consolidating information for the Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001:



                     CONDENSED CONSOLIDATING BALANCE SHEET


                               December 31, 2001



                                                Ventas,
                                               Inc. and    Ventas
                                               Ventas LP   Realty,
                                                Realty,    Limited   Unrestricted Consolidated
                                                  LLC    Partnership  Group (a)   Elimination  Consolidated
                                               --------- ----------- ------------ ------------ ------------
                                                                      (In Thousands)
Assets
Total net real estate investments............. $ 14,888   $678,119     $113,329                 $  806,336
Cash and cash equivalents.....................    1,651     16,945           --                     18,596
Restricted cash...............................   15,731         --        5,042                     20,773
Investment in Kindred Healthcare, Inc. common
  stock.......................................       --     55,118           --                     55,118
Kindred Healthcare, Inc. common stock
  reserved for distribution...................       --     17,086           --                     17,086
Deferred financing costs, net.................       --      7,398        6,755                     14,153
Notes receivable from employees...............      845      2,790           --                      3,635
Equity in affiliates..........................    3,358         --           --     $(3,358)            --
Other.........................................    1,084      2,027        3,051                      6,162
                                               --------   --------     --------     -------     ----------
Total assets.................................. $ 37,557   $779,483     $128,177     $(3,358)    $  941,859
                                               ========   ========     ========     =======     ==========

Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt.................. $     --   $623,368     $225,000                 $  848,368
United States Settlement......................   54,747         --           --                     54,747
Deferred revenue..............................      184     17,167        3,676                     21,027
Interest rate swap agreements.................       --     27,430           --                     27,430
Accrued dividend..............................   17,910         --           --                     17,910
Accounts payable, intercompany and other
  accrued liabilities.........................    9,473      9,474         (793)                    18,154
Other liabilities--disputed tax refunds and
  accumulated interest........................   14,903         --           --                     14,903
Deferred income taxes.........................   30,394         --           --                     30,394
                                               --------   --------     --------     -------     ----------
Total liabilities.............................  127,611    677,439      227,883                  1,032,933
Total stockholders' equity (deficit)..........  (90,054)   102,044      (99,706)    $(3,358)       (91,074)
                                               --------   --------     --------     -------     ----------
Total liabilities and stockholders' equity
  (deficit)................................... $ 37,557   $779,483     $128,177     $(3,358)    $  941,859
                                               ========   ========     ========     =======     ==========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty

    I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                     CONDENSED CONSOLIDATING BALANCE SHEET


                               December 31, 2000



                                                           Ventas, Inc.   Ventas
                                                            and Ventas    Realty,
                                                            LP Realty,    Limited   Consolidated
                                                               LLC      Partnership Elimination  Consolidated
                                                           ------------ ----------- ------------ ------------
                                                                             (in thousands)
Assets
Total net real estate investments.........................  $  15,583    $832,962                 $  848,545
Cash and cash equivalents.................................      1,621      85,780                     87,401
Restricted cash...........................................     26,893          --                     26,893
Recoverable federal income taxes..........................      3,211          --                      3,211
Deferred financing costs, net.............................         --      10,875                     10,875
Notes receivable from employees...........................        266       3,156                      3,422
Equity in affiliates......................................     15,866          --     $(15,866)           --
Other.....................................................        176         622                        798
                                                            ---------    --------     --------    ----------
Total assets..............................................  $  63,616    $933,395     $(15,866)   $  981,145
                                                            =========    ========     ========    ==========

Liabilities and stockholders' equity (deficit)
Liabilities:
Notes payable and other debt..............................  $      --    $886,385                 $  886,385
United States Settlement..................................     96,493          --                     96,493
Deferred gain on partial termination of interest rate swap
  agreement...............................................         --      21,605                     21,605
Accrued dividend..........................................     19,846          --                     19,846
Accounts payable, intercompany and other accrued
  liabilities.............................................      4,024       9,696                     13,720
Other liabilities--disputed tax refunds and accumulated
  interest................................................     30,104          --                     30,104
Deferred income taxes.....................................     30,506          --                     30,506
                                                            ---------    --------     --------    ----------
Total liabilities.........................................    180,973     917,686           --     1,098,659
Total stockholders' equity (deficit)......................   (117,357)     15,709     $(15,866)     (117,514)
                                                            ---------    --------     --------    ----------
Total liabilities and stockholders' equity (deficit)......  $  63,616    $933,395     $(15,866)   $  981,145
                                                            =========    ========     ========    ==========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 2001



                                                  Ventas,
                                                  Inc. and
                                                   Ventas    Ventas
                                                     LP      Realty,
                                                  Realty,    Limited   Unrestricted Consolidated
                                                    LLC    Partnership  Group (a)   Elimination  Consolidated
                                                  -------- ----------- ------------ ------------ ------------
                                                                        (in thousands)
Revenues:
   Rental income................................. $ 2,233   $179,780     $ 1,316                   $183,329
   Gain on sale of Kindred common stock..........      --     15,425          --                     15,425
   Equity earnings in affiliate(s)...............  55,577         --          --      $(55,577)          --
   Interest and other income.....................   1,442      2,562          --                      4,004
                                                  -------   --------     -------      --------     --------
       Total revenues............................  59,252    197,767       1,316       (55,577)     202,758
                                                  -------   --------     -------      --------     --------

Expenses:
   General and administrative....................     123     10,053          68                     10,244
   Professional fees.............................      56      4,571          31                      4,658
   Amortization of restricted stock grants.......      21      1,701          12                      1,734
   Depreciation..................................     694     40,864         229                     41,787
   Interest......................................      --     88,801      (2,626)                    86,175
   Interest on United States Settlement..........   4,592         --          --                      4,592
                                                  -------   --------     -------      --------     --------
       Total expenses............................   5,486    145,990      (2,286)                   149,190
                                                  -------   --------     -------      --------     --------
Income (loss) before gain disposal of real estate
  assets, discontinued operations, provision for
  income taxes and  extraordinary loss...........  53,766     51,777       3,602       (55,577)      53,568
Provision for income taxes.......................   2,651         --          --                      2,651
                                                  -------   --------     -------      --------     --------
Income (loss) before gain on disposal of real
  estate assets, discontinued operations and
  extraordinary loss ............................  51,115     51,777       3,602       (55,577)      50,917
Net gain on real estate disposals................      --        290          --                        290
                                                  -------   --------     -------      --------     --------
Income (loss) before discontinued operations
  and extraordinary loss ........................  51,115     52,067       3,602       (55,577)      51,207
Discontinued operations .........................                681                                    681
                                                  -------   --------     -------      --------     --------
Income (loss) before extraordinary loss..........  51,115     52,748       3,602       (55,577)      51,888
Extraordinary loss on extinguishment of debt.....      --     (1,322)         --                     (1,322)
                                                  -------   --------     -------      --------     --------
Net income (loss)................................ $51,115   $ 51,426     $ 3,602      $(55,577)    $ 50,566
                                                  =======   ========     =======      ========     ========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 2000



                                                      Ventas,
                                                     Inc. and    Ventas
                                                     Ventas LP   Realty,
                                                      Realty,    Limited   Consolidated
                                                        LLC    Partnership Elimination  Consolidated
                                                     --------- ----------- ------------ ------------
                                                                     (in thousands)
Revenues:
   Rental income.................................... $  3,626   $224,943                  $228,569
   Equity earnings in affiliate(s)..................   27,555         --     $(27,555)          --
   Interest and other income........................    1,932      7,549                     9,481
                                                     --------   --------     --------     --------
       Total revenues...............................   33,113    232,492      (27,555)     238,050
                                                     --------   --------     --------     --------

Expenses:
   General and administrative.......................      149      9,464                     9,613
   Professional fees................................      168     10,645                    10,813
   Non-recurring employee severance cost............        6        349                       355
   United States Settlement.........................   96,493         --                    96,493
   Loss on uncollectible amounts due from tenants...      758     46,636                    47,394
   Amortization of restricted stock grants..........       21      1,318                     1,339
   Depreciation.....................................      697     41,261                    41,958
   Interest.........................................       --     93,570                    93,570
                                                     --------   --------     --------     --------
       Total expenses...............................   98,292    203,243                   301,535
                                                     --------   --------     --------     --------

Income (loss) before gain on sale of real estate,
  discontinued operations and extraordinary
  loss..............................................  (65,179)    29,249      (27,555)     (63,485)
Net gain on sale of real estate.....................       --        957                       957
                                                     --------   --------     --------     --------

Income (loss) before discontinued operations and
  extraordinary loss................................  (65,179)    30,206      (27,555)     (62,528)
Discontinued operations ............................               1,283                     1,283
                                                     --------   --------     --------     --------

Income (loss) before extraordinary loss.............  (65,179)    31,489      (27,555)     (61,245)
Extraordinary loss on extinguishment of debt........       --     (4,207)                   (4,207)
                                                     --------   --------     --------     --------
Net income (loss)................................... $(65,179)  $ 27,282     $(27,555)    $(65,452)
                                                     ========   ========     ========     ========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS


                         Year ended December 31, 1999



                                                  Ventas,
                                                  Inc. and
                                                   Ventas    Ventas
                                                     LP      Realty,
                                                  Realty,    Limited   Consolidated
                                                    LLC    Partnership Elimination  Consolidated
                                                  -------- ----------- ------------ ------------
                                                                  (in thousands)
Revenues:
   Rental income................................. $ 3,554   $220,851                  $224,405
   Equity earnings in affiliate(s)...............  40,981         --     $(40,981)          --
   Interest and other income.....................      --      4,391                     4,391
                                                  -------   --------     --------     --------
       Total revenues............................  44,535    225,242      (40,981)     228,796
                                                  -------   --------     --------     --------

Expenses:
   General and administrative....................     121      7,646                     7,767
   Professional fees.............................     195     12,332                    12,527
   Non-recurring employee severance costs........      20      1,252                     1,272
   Loss on uncollectible amounts due from tenant.     539     33,290                    33,829
   Loss on impairment of assets..................      --      1,927                     1,927
   Amortization of restricted stock grants.......      20      1,284                     1,304
   Depreciation..................................     699     41,739                    42,438
   Interest......................................      --     87,124                    87,124
                                                  -------   --------     --------     --------
       Total expenses............................   1,594    186,594                   188,188
                                                  -------   --------     --------     --------
Income (loss) before gain on sale of real estate
   and discontinued operations...................  42,941     38,648      (40,981)      40,608
Net gain on sale of real estate..................      --        254                       254
                                                  -------   --------     --------     --------
Income before discontinued operations ...........  42,941     38,902      (40,981)      40,862
Discontinued operations .........................      --      1,673                     1,673
                                                  -------   --------     --------     --------
Net income (loss)................................ $42,941   $ 40,575     $(40,981)    $ 42,535
                                                  =======   ========     ========     ========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 2001



                                             Ventas,
                                            Inc. and    Ventas
                                            Ventas LP   Realty,
                                             Realty,    Limited   Unrestricted Consolidated
                                               LLC    Partnership  Group (a)   Elimination  Consolidated
                                            --------- ----------- ------------ ------------ ------------
                                                                   (in thousands)
Net cash provided by (used in) operating
  activities............................... $ 50,951   $  89,524   $  (5,005)    $(55,577)   $  79,893
Net cash provided by (used in) investing
  activities...............................   (1,697)      4,457          --                     2,760
Cash flows from financing activities:
   Proceeds from long-term debt............       --          --     225,000                   225,000
   Repayment of long-term debt.............       --    (263,017)         --                  (263,017)
   Payment of deferred financing costs.....       --        (121)     (6,811)                   (6,932)
   Payment on the United States Settlement.  (41,746)         --          --                   (41,746)
   Cash distribution to Stockholders.......  (65,266)         --          --                   (65,266)
   Cash distributions from affiliates......   57,285     100,322    (213,184)      55,577           --
   Issuance of common stock................      503          --          --                       503
                                            --------   ---------   ---------     --------    ---------
Net cash provided by (used in) financing
  activities...............................  (49,224)   (162,816)      5,005       55,577     (151,458)
                                            --------   ---------   ---------     --------    ---------
Increase (decrease) in cash and cash
  equivalents..............................       30     (68,835)         --                   (68,805)
Cash and cash equivalents at beginning of
  period...................................    1,621      85,780          --                    87,401
                                            --------   ---------   ---------     --------    ---------
Cash and cash equivalents at end of period. $  1,651   $  16,945   $      --                 $  18,596
                                            ========   =========   =========     ========    =========

--------

(a) Includes Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC., which were formed in 2001 in conjunction with the CMBS transaction.

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 2000



                                                     Ventas,
                                                    Inc. and    Ventas
                                                    Ventas LP   Realty,
                                                     Realty,    Limited   Consolidated
                                                       LLC    Partnership Elimination  Consolidated
                                                    --------- ----------- ------------ ------------
                                                                    (in thousands)
Net cash provided by (used in) operating activities $(63,476)  $ 176,370    $(27,556)   $  85,338
Net cash provided by (used in) investing activities     (199)      5,558                    5,359
Cash flows from financing activities:
   Repayment of long-term debt.....................       --     (87,862)                 (87,862)
   Payment of deferred financing costs.............       --     (12,616)                 (12,616)
   Cash distribution to Stockholders...............  (42,434)         --                  (42,434)
   Cash distributions from affiliates..............  107,708    (135,264)     27,556           --
   Issuance of common stock........................       22          --                       22
                                                    --------   ---------    --------    ---------
Net cash provided by (used in) financing activities   65,296    (235,742)     27,556     (142,890)
                                                    --------   ---------    --------    ---------
Increase (decrease) in cash and cash equivalents...    1,621     (53,814)                 (52,193)
Cash and cash equivalents at beginning of period...       --     139,594                  139,594
                                                    --------   ---------    --------    ---------
Cash and cash equivalents at end of period......... $  1,621   $  85,780                $  87,401
                                                    ========   =========    ========    =========

                                 VENTAS, INC.

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                         Year ended December 31, 1999



                                                        Ventas,
                                                       Inc. and    Ventas
                                                       Ventas LP   Realty,
                                                        Realty,    Limited   Consolidated
                                                          LLC    Partnership Elimination  Consolidated
                                                       --------- ----------- ------------ ------------
                                                                       (in thousands)
Net cash provided by (used in) operating activities... $ 44,505   $ 100,056    $(40,981)   $ 103,580
Net cash provided by (used in) investing activities...     (366)        737                      371
Cash flows from financing activities:
   Proceeds from long-term debt.......................       --     173,143                  173,143
   Repayment of long-term debt........................       --    (130,023)                (130,023)
   Proceeds from partial termination of interest rate
     swap.............................................               21,605                   21,605
   Payment of deferred financing costs................       --      (2,935)                  (2,935)
   Cash distribution to Stockholders..................  (26,489)         --                  (26,489)
   Cash distributions from affiliates.................  (17,654)    (23,327)     40,981           --
   Issuance of common stock...........................        4          --                        4
                                                       --------   ---------    --------    ---------
Net cash provided by (used in) financing activities...  (44,139)     38,463      40,981       35,305
                                                       --------   ---------    --------    ---------
Increase (decrease) in cash and cash equivalents......       --     139,256                  139,256
Cash and cash equivalents at beginning of period......       --         338                      338
                                                       --------   ---------    --------    ---------
Cash and cash equivalents at end of period............ $     --   $ 139,594                $ 139,594
                                                       ========   =========    ========    =========

Note 17--Discontinued Operations

In accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long Lived Assets, "(SFAS 144") effective for financial statements issued for fiscal years beginning after December 15, 2001, the results of operations and gain/(loss) on real estate properties sold or held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as "Discontinued Operations" for all periods presented. Interest expense allocated to Discontinued Operations has been estimated based on a proportional allocation of rental income among all of the Company's facilities.

On March 31, 2002, the Company sold a 125 licensed bed skilled nursing facility located in Las Vegas, Nevada. On June 20, 2002, the Company sold a 164 licensed bed hospital facility located in Arlington, Virginia. The adoption of SFAS 144 resulted in the presentation of the net operating results of these properties sold during 2002 as discontinued operations for all periods presented. The adoption of SFAS 144 did not have an impact on net income available to common shareholders. SFAS 144 only resulted in the reclassification of the operating results of the properties sold during the nine months ended September 30, 2002 within the consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999.

Set forth below is a summary of the results of operations of the Arlington hospital and the Las Vegas skilled nursing facility:

                                                             For the years ended
                                                                  December 31
                                                       --------------------------------
                                                          2001       2000        1999
                                                          ----       ----        ----
Rental Income .......................................   $ 1,823    $ 4,272     $ 4,195
                                                        -------    -------     -------

Loss on uncollectible amounts due from tenants ......         -        934         589
Depreciation ........................................       251        306         304
Interest ............................................       857      1,749       1,629
                                                        -------    -------     -------

Income before income taxes ..........................       715      1,283       1,673
Provision for income taxes ..........................        34          -           -
                                                        -------    -------     -------

Discontinued Operations .............................   $   681    $ 1,283     $ 1,673
                                                        =======    =======     =======

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